As filed with the Securities and Exchange Commission on September 23, 2004
Registration No. 333-114749

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 3

To
Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Dick’s Sporting Goods, Inc.

(Exact name of registrant as specified in its charter)

Delaware	16-1241537
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

300 Industry Drive — RIDC Park West

Pittsburgh, PA 15275
(724) 273-3400
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Edward W. Stack

Chairman and Chief Executive Officer
300 Industry Drive
RIDC Park West
Pittsburgh, PA 15275
(724) 273-3400
(Name and address, including zip code, and telephone
number, including area code, of agent for service)

Copies of all communications to:

William R. Newlin, Esq. Executive Vice President and Chief Administrative Officer 300 Industry Drive RIDC Park West Pittsburgh, PA 15275 (724) 273-3400	Lewis U. Davis, Jr., Esq. Jeremiah G. Garvey, Esq. Buchanan Ingersoll Professional Corporation One Oxford Centre 301 Grant Street, 20th Floor Pittsburgh, PA 15219 (412) 562-8800

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.    ☒

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to rule 434, please check the following box.    ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

      The purpose of this Post-Effective Amendment No. 3 to the Registration Statement on Form S-3 of Dick’s Sporting Goods, Inc. (333-114749) is to amend the table under the caption “Selling Securityholders” in the prospectus to add the names of selling securityholders who have requested inclusion in the prospectus since August 18, 2004, the date of Post-Effective Amendment No. 2 to the Registration Statement.

The information in this prospectus may change or be amended. We may not complete this offer and issue these securities until the post-effective amendment to the Registration Statement filed with the Securities and Exchange Commission to which this prospectus relates is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 23, 2004

PROSPECTUS

$255,085,000

Senior Convertible Notes Due 2024 and

Shares of Common Stock Issuable Upon Conversion of the Notes

       Holders of our Senior Convertible Notes due 2024 named in this prospectus or in prospectus amendments or supplements may offer for sale the notes and the shares of our common stock into which the notes are convertible at any time at market prices prevailing at the time of sale or at privately negotiated prices. The selling securityholders may sell the notes or the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. We will not receive any of the proceeds from the sale of the notes or the shares of common stock issuable upon conversion of the notes by any of the selling securityholders.

      The notes were offered by us at an issue price of $676.25 per note (67.625% of the principal amount at maturity). Interest on the notes at the rate of 1.6061% per year on the principal amount at maturity (equivalent to a rate of 2.375% per year of the issue price) is payable semiannually in arrears in cash on February 18 and August 18 of each year, beginning August 18, 2004 until February 18, 2009. After that date, we will not pay cash interest on the notes prior to maturity. Instead, on February 18, 2024, the maturity date of the notes, a holder will receive $1,000 per note. The original issue discount for non-tax purposes will accrue daily at a rate of 2.625% per year beginning on February 18, 2009 on a semiannual bond equivalent basis using a 360-day year composed of twelve 30-day months. The notes will be senior unsecured obligations and will rank equally with future senior unsecured indebtedness, if any. In addition, the notes will be effectively subordinated to any existing or future secured indebtedness, as to the assets securing such indebtedness as well as all indebtedness and other liabilities, including trade payables, of our subsidiaries.

      Holders may convert their notes into 17.2022 shares of our common stock, subject to adjustment, only (1) if the sale price of our common stock reaches, or the trading price of the notes falls below, specified thresholds, (2) if the notes are called for redemption, or (3) if specified corporate transactions have occurred. Upon a conversion, in lieu of some or all of the common stock into which the note surrendered otherwise would be converted, a holder will receive an amount in cash equal to the lesser of (i) the issue price of the note surrendered, plus the accrued original issue discount for non-tax purposes on the conversion date, or (ii) the product of (1) the number of shares of common stock into which the note surrendered otherwise would be converted, times (2) the average sale price of a share of common stock as of the conversion date. In addition, we may elect to deliver cash or a combination of cash and common stock in lieu of any remaining common stock deliverable upon conversion.

      Holders may require us to purchase for cash all or a portion of their notes on February 18, 2009 at a price of $676.25 per note, on February 18, 2014 at a price of $770.44 per note and on February 18, 2019 at a price of $877.75 per note, in each case plus accrued cash interest, if any. In addition, if we experience a change in control, each holder may require us to purchase for cash all or a portion of such holder’s notes at a price equal to the sum of the issue price plus accrued original issue discount for non-tax purposes and accrued cash interest, if any, to the date of purchase.

      As of the date of this prospectus, the notes and the shares of common stock issuable upon conversion of the notes are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages (“PORTAL”) system of the National Association of Securities Dealers, Inc. Our common stock currently trades on the New York Stock Exchange under the symbol “DKS.” On September 22, 2004, the last reported sale price of our common stock on the NYSE was $35.19 per share.

      Investing in our common stock or the notes involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 7 of this prospectus.

      Neither the notes nor the shares of common stock issuable upon conversion of the notes have been registered under the Securities Act or any other securities laws. Neither the notes nor the shares of common stock issuable upon conversion of the notes may be offered or sold in the United States or any other jurisdiction where such registration is required and has not been effected, except in a transaction not subject to, or exempt from, the registration requirements of the Securities Act and any other applicable securities laws.

The date of this prospectus is                   , 2004.

      In connection with this offering, no person is authorized to give any information or to make any representations not contained or incorporated by reference in this prospectus. If information is given or representations are made, you may not rely on that information or representations as having been authorized by us. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. You may not imply from the delivery of this prospectus, nor from any sale made under this prospectus, that our affairs are unchanged since the date of this prospectus or that the information contained in this prospectus is correct as of any time after the date of this prospectus. The information in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

      We are not making any representation to any purchaser of the notes regarding the legality of an investment in the notes by such purchaser under any legal investment or similar laws or regulations. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the notes and the common stock into which it may be converted.

Special Note Regarding Forward-Looking Statements

      This prospectus contains forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). These forward-looking statements are subject to a number of risks and uncertainties and are subject to change based on various important factors, many of which may be beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. You can identify these statements as those that may predict, forecast, indicate or imply future results, performance or advancements and by forward-looking words such as “believe,” “anticipate,” “expect,” “estimate,” “predict,” “intend,” “plan,” “project,” “will,” “will be,” “will continue,” “will result,” “could,” “may,” “might” or any variations of such words or other words with similar meanings. Forward-looking statements address, among other things, our expectations, our growth strategies, including our plans to open new stores, our efforts to increase profit margins and return on invested capital, plans to grow our private label business, projections of our future profitability, results of operations, capital expenditures or our financial condition or other “forward-looking” information and includes statements about revenues, earnings, spending, margins, liquidity, store openings and operations, inventory, exclusive branded products, our actions, plans or strategies.

      The factors set forth under “Risk Factors” in this prospectus, risks and uncertainties associated with assimilating acquired companies, and the factors set forth under the caption “Risks and Uncertainties” in our Form 10-K for the year ended January 31, 2004 filed with the SEC, among others, in some cases have affected and in the future could affect our financial performance and actual results and could cause actual results for 2004 and beyond to differ materially from those expressed or implied in any forward-looking statements included in this prospectus or otherwise made by our management.

      In addition, we operate in a highly competitive and rapidly changing environment; therefore, new risk factors can arise, and it is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on our business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. We do not assume any obligation and do not intend to update any forward-looking statements.

ii

SUMMARY

      This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the notes over our common stock. You should read the entire prospectus carefully, including “Risk Factors” and our audited financial statements and the notes to those financial statements, which are incorporated by reference in this prospectus.

      Except as specifically noted herein, the terms “Dick’s,” “Dick’s Sporting Goods,” “we,” “us” and “our” mean Dick’s Sporting Goods, Inc. and our subsidiary American Sports Licensing, Inc. without giving effect to the transactions which occurred on July 29, 2004 by which Dick’s, through its wholly-owned subsidiary Diamondbacks Acquisition Inc. (“Diamondbacks”) acquired, by means of a cash tender offer and subsequent merger pursuant to an Agreement and Plan of Merger dated as of June 21, 2004, entered into between Dick’s, Diamondbacks and Galyan’s Trading Company, Inc. (“Galyan’s”), all of the issued and outstanding shares of common stock of Galyan’s and Galyan’s became a wholly owned subsidiary of the Dick’s.

Dick’s Sporting Goods

      We are an authentic full-line sporting goods retailer offering a broad selection of sporting goods equipment, apparel and footwear in a specialty store environment. Each of our stores typically contains five specialty stores. We believe our “store-within-a-store” concept creates a unique shopping environment by combining the convenience, broad assortment and competitive prices of large format stores with the brand names, deep product selection and customer service of a specialty store. We believe this combination differentiates us from our competitors, positions us as a destination store for a wide range of sporting goods and appeals to a broad customer segment from the beginner to the sports enthusiast.

      We were incorporated in 1948 in New York under the name Dick’s Clothing and Sporting Goods, Inc. In November 1997, we reincorporated as a Delaware corporation, and in April 1999 we changed our name to Dick’s Sporting Goods, Inc. Our executive offices are located at 300 Industry Drive, RIDC Park West, Pittsburgh, PA 15275, and our phone number is (724) 273-3400. Our website is located at www.dickssportinggoods.com. The information on our website does not constitute a part of this prospectus.

Recent Developments

      On July 29, 2004, we acquired, through a tender offer and short form merger, all of the issued and outstanding shares of common stock of Galyan’s and Galyan’s became a wholly owned subsidiary of Dick’s. Galyan’s operates 47 stores in 21 states and offers outdoor and athletic equipment, apparel, footwear and accessories, as well as casual apparel and footwear. We will operate the Galyan’s stores as sporting goods retail stores, although we also intend to convert them as soon as reasonably practicable to Dick’s stores and anticipate closing one or more of the Galyan’s stores or Dick’s stores.

      Approximately $363 million was required to fund and consummate the Galyan’s tender offer and the merger, including the repayment of Galyan’s indebtedness. The Company obtained approximately $193 million of these funds from cash and cash equivalents and investments and the balance from the proceeds of borrowings under a second amended and restated senior secured revolving line of credit executed on July 28, 2004.

      The second amended and restated senior secured credit agreement became effective on July 29, 2004 and provides for a revolving credit facility in an aggregate outstanding principal amount of up to $350 million, including up to $75 million in the form of letters of credit. See “Description of Our Other Indebtedness — Current Credit Facility.”

Assumptions That Apply To This Prospectus

      In this prospectus our fiscal years ended on January 29, 2000, February 3, 2001, February 2, 2002, February 1, 2003 and January 31, 2004 are referred to as fiscal 1999, fiscal 2000, fiscal 2001 fiscal 2002 and fiscal 2003, respectively. The convention that is used in determining our fiscal year end was the Saturday nearest to the last day of January.

      The information in this prospectus gives effect to the two-for-one stock split distributed on April 5, 2004 in the form of a stock dividend (in the amount of one share of common stock for every outstanding share of common stock and one share of Class B common stock for every share of Class B Common Stock held) to our stockholders of record on March 19, 2004.

The Offering

      The following is a brief summary of certain terms of the notes. For a more complete description of the terms of the notes, see “Description of Notes” in this prospectus.

Notes offered	$255,085,000 million aggregate principal amount at maturity of senior convertible notes due 2024. Each note has a principal amount at maturity of $1,000 and was issued by us at a price of $676.25 per note (67.625% of the principal amount at maturity) on February 18, 2004.

Maturity	February 18, 2024.

Cash interest	1.6061% per year on the principal amount at maturity (equivalent to a rate of 2.375% per year of the issue price), payable semiannually in arrears in cash on February 18 and August 18 of each year, beginning August 18, 2004 until February 18, 2009.

Original issue discount	The notes were offered by us at an issue price significantly below the principal amount at maturity of the notes. As a result, the original issue discount, for non-tax purposes, will accrue daily at a rate of 2.625% per year beginning on February 18, 2009, calculated on a semiannual bond equivalent basis using a 360-day year comprised of twelve 30-day months.

Conversion rights	If the conditions for conversion are satisfied, for each $1,000 principal amount at maturity of notes surrendered for conversion you will receive 17.2022 shares of our common stock. We refer to this as the conversion rate.

The conversion rate may be adjusted upon the occurrence of the events described below. A holder will not receive some or all of these shares of common stock upon conversion to the extent that we make the cash payments to the holder described in this paragraph. Upon a conversion, except if an event of default (other than a default in a cash payment upon conversion of the notes) exists, a holder will receive an amount in cash equal to the lesser of (i) the accreted principal amount of the notes surrendered on the conversion date or (ii) the product of (1) the number of shares of common stock into which the note surrendered otherwise would be converted if no cash payment were made by us, times (2) the average sale price of a share of common stock. We will also determine the “balance shares” which are the number of shares of common stock into which the note surrendered otherwise would be converted if no cash payment were made by us reduced, but not below zero, by an amount equal to the accreted principal amount on the conversion date, divided by the average sale price of a share of common stock. If the number of balance shares is zero, a holder will not be entitled to any further payment of cash or shares upon conversion. If the number of balance shares is greater than zero, we will have the option to deliver cash or a combination of cash and shares of our common stock for the balance shares by electing for each full balance share for which we have chosen to deliver cash to pay cash in an amount equal to the average sale price of a share of our common stock. A holder of a note otherwise entitled to a fractional share will receive cash equal to the applicable portion of the closing price of our common stock on the trading day immediately preceding the conversion date.

The conversion rate may be adjusted for certain reasons, but will not be adjusted for accrued original issue discount or accrued cash interest. Upon conversion a holder will not receive any cash payment representing any accrued cash interest. Instead, accrued cash interest will be deemed paid upon payment of the conversion price in cash or a combination of cash and common stock.

At any time after May 1, 2004, holders may surrender notes for conversion, if, as of the last day of the preceding fiscal quarter, the closing sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding fiscal quarter is more than 120% of the accreted conversion price per share of common stock on the last day of such preceding fiscal quarter for any one quarter. If the foregoing condition is satisfied, then the notes will thereafter be convertible at any time at the option of the holder, through maturity. The accreted conversion price per share as of any day will equal the sum of the issue price of the note plus the accrued original issue discount to that day, divided by the then applicable conversion rate.

Holders may surrender notes for conversion during the five business day period after any five consecutive trading-day period in which the trading price per note for each day of that period was less than 98% of the product of the closing sale price of our common stock and the conversion rate on each such day; provided that if on the day prior to any conversion pursuant to the trading price condition the closing sale price of our common stock is greater than the accreted conversion price but less than or equal to 120% of the conversion price, then holders will receive upon conversion, in lieu of shares of common stock based on the conversion rate, cash equal to the issue price, plus accrued original issue discount and accrued cash interest, if any, to the conversion date.

Notes or portions of notes in integral multiples of $1,000 principal amount at maturity called for redemption may be surrendered for conversion until the close of business on the second business day prior to the redemption date. In addition, if we make a significant distribution to our stockholders or if we are a party to certain consolidations, mergers or share exchanges, notes may be surrendered for conversion, as provided in “Description of Notes — Conversion Rights.”

Redemption of notes at our option	We may redeem for cash all or a portion of the notes at any time on or after February 18, 2009, at redemption prices equal to the sum of the issue price, accrued original issue discount and accrued cash interest, if any, to the applicable redemption date. See “Description of Notes — Redemption of Notes at Our Option.”

Purchase of the notes by Dick’s Sporting Goods at the option of the holder	Holders may require us to purchase all or a portion of their notes on each of the following dates at the following prices, plus accrued cash interest, if any, to the purchase date:

• On February 18, 2009 at a price of $676.25 per note;

• On February 18, 2014 at a price of $770.44 per note; and

• On February 18, 2019 at a price of $877.75 per note.

We may only pay the purchase price in cash and not in common stock.

Change in control	Upon a change in control of our company, the holders may require us to purchase for cash all or a portion of their notes at a price equal to the sum of the issue price, accrued original issue discount and accrued cash interest, if any, to the date of purchase.

Ranking	The notes will be senior unsecured obligations and will rank equal in right of payment to all of our other unsecured indebtedness. The notes will be effectively subordinated to any existing or future secured indebtedness, as to the assets securing such indebtedness and to any indebtedness of our subsidiaries, including Galyan’s and its subsidiaries.

As of July 31, 2004, after giving effect to the offering, we had an aggregate of $332.2 million of senior indebtedness outstanding of which $172.5 million constituted the aggregate accreted principal amount of the notes and $159.7 million consisted of borrowings under our senior secured revolving credit facility to finance the acquisition price and related costs of our Galyan’s acquisition and our subsidiary had no indebtedness outstanding (other than its guaranty of the senior secured revolving credit facility).

Use of proceeds	We will not receive any of the proceeds from the sale by the selling securityholders of the notes or the shares of common stock underlying the notes.

Registration rights	We have agreed to keep this shelf registration statement effective until the earlier of (1) the sale pursuant to the shelf registration statement of all the notes and the shares of the common stock issuable upon conversion of the notes and (2) the expiration of the holding period applicable to such securities held by persons who are not affiliates of Dick’s Sporting Goods under Rule 144(k) under the Securities Act, or any successor provision, subject to certain permitted exceptions. We will be required to pay liquidated damages to the holders of the notes if we fail to comply with certain of our obligations under the registration rights agreement. See “Description of Notes — Registration Rights.”

DTC eligibility	The notes have been issued in fully registered book-entry form and are represented by one or more permanent global notes without coupons. A global note has been deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company (“DTC”) in New York, New York. Beneficial interests in global notes are shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, and your interest in any global note may not be exchanged for certificated notes, except in limited circumstances described herein. See “Description of Notes — Global Notes; Book Entry; Form.”

Trading	The notes are currently eligible for trading in the PORTAL market. However, notes sold using this prospectus may no longer be eligible for trading in the PORTAL market.

NYSE symbol for our common stock	Our common stock is listed on the New York Stock Exchange under the symbol “DKS.”

Risk factors	See “Risk Factors” beginning on page 7 of this prospectus and other information in this prospectus for a discussion of factors you should consider carefully before deciding to invest in the notes.

RISK FACTORS

      An investment in the notes and the underlying common stock involves significant risks. In addition to reviewing other information in this prospectus, you should carefully consider the following factors before deciding to purchase the notes or the shares of common stock underlying the notes. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may impair our business operations. If any of the following risks including those associated with assimilating acquired companies, actually occur, our business, results of operations and financial condition could be materially adversely affected and you might lose all of part of your investment.

Risks Related to Our Business

Intense competition in the sporting goods industry could limit our growth and reduce our profitability.

      The market for sporting goods retailers is highly fragmented and intensely competitive. Our current and prospective competitors include many large companies that have substantially greater market presence, name recognition, and financial, marketing and other resources than us. We compete directly or indirectly with the following categories of companies:

•	large format sporting goods stores;

•	traditional sporting goods stores and chains;

•	specialty sporting goods shops and pro shops;

•	mass merchandisers, warehouse clubs, discount stores and department stores; and

•	catalog and Internet-based retailers.

      Pressure from our competitors could require us to reduce our prices or increase our spending for advertising and promotion. Increased competition in markets in which we have stores or the adoption by competitors of innovative store formats, aggressive pricing strategies and retail sale methods, such as the Internet, could cause us to lose market share and could have a material adverse effect on our business, financial condition and results of operations.

Lack of available retail store sites on terms acceptable to us, rising real estate prices and other costs and risks relating to new store openings could severely limit our growth opportunities.

      Our strategy includes opening stores in new and existing markets. We must successfully choose store sites, execute favorable real estate transactions on terms that are acceptable to us, hire competent personnel and effectively open and operate these new stores. Our plans to increase the number of our retail stores will depend in part on the availability of existing retail stores or store sites. We cannot assure you that stores or sites will be available to us for purchase or lease, or that they will be available on terms acceptable to us. If additional retail store sites are unavailable on acceptable terms, we may not be able to carry out a significant part of our growth strategy. Rising real estate costs and acquisition, construction and development costs could also inhibit our ability to grow. If we fail to locate desirable sites, obtain lease rights to these sites on terms acceptable to us, hire adequate personnel and open and effectively operate these new stores, our financial performance could be adversely affected.

      In addition, our expansion in new and existing markets may present competitive, distribution and merchandising challenges that differ from our current challenges, including competition among our stores, diminished novelty of our store design and concept, added strain on our distribution center, additional information to be processed by our management information systems and diversion of management attention from operations, such as the control of inventory levels in our existing stores, to the opening of new stores and markets. New stores in new markets, where we are less familiar with the target customer and less well-known, may face different or additional risks and increased costs compared to stores operated in existing markets, or new stores in existing markets. Expansion into new markets could also bring us into direct competition with retailers with whom we have no past experience as direct competitors. To the extent that we become increasingly reliant on entry into new markets in order to grow, we may face additional risks and our net income could suffer. To the extent that we are not able to meet these new challenges, our sales could decrease and our operating costs could increase.

      There also can be no assurance that our new stores will generate sales levels necessary to achieve store-level profitability or profitability comparable to that of existing stores. New stores also may face greater competition and have lower anticipated sales volumes relative to previously opened stores during their comparable years of operation. We may not be able to advertise cost-effectively in new or smaller markets in which we have less store density, which could slow sales growth at such stores. We also cannot guarantee that we will be able to obtain and distribute adequate product supplies to our stores or maintain adequate warehousing and distribution capability at acceptable costs.

If we are unable to predict or react to changes in consumer demand, we may lose customers and our sales may decline.

      Our success depends in part on our ability to anticipate and respond in a timely manner to changing consumer demand and preferences regarding sporting goods. Our products must appeal to a broad range of consumers whose preferences cannot be predicted with certainty and are subject to change. We often make commitments to purchase products from our vendors several months in advance of the proposed delivery. If we misjudge the market for our merchandise our sales may decline significantly. We may overstock unpopular products and be forced to take significant inventory markdowns or miss opportunities for other products, both of which could have a negative impact on our profitability. Conversely, shortages of items that prove popular could reduce our net sales. In addition, a major shift in consumer demand away from sporting goods or sport apparel could also have a material adverse effect on our business, results of operations and financial condition.

We may be subject to product liability claims and our insurance may not be sufficient to cover damages related to those claims.

      We may be subject to lawsuits resulting from injuries associated with the use of sporting goods equipment that we sell. In addition, although we do not sell hand guns, assault weapons or automatic firearms, we do sell hunting rifles which are products that are associated with an increased risk of injury and related lawsuits. We may also be subject to lawsuits relating to the design, manufacture or distribution of our private label products. We may incur losses relating to these claims or the defense of these claims. We may also incur losses due to lawsuits relating to our performance of background checks on hunting rifle purchasers as mandated by state and federal law or the improper use of hunting rifles sold by us, including lawsuits by municipalities or other organizations attempting to recover costs from hunting rifle manufacturers and retailers relating to the misuse of hunting rifles. In addition, in the future there may be increased federal, state or local regulation, including taxation, of the sale of hunting rifles in our current markets as well as future markets in which we may operate. Commencement of these lawsuits against us or the establishment of new regulations could reduce our sales and decrease our profitability. There is a risk that claims or liabilities will exceed our insurance coverage. In addition, we may be unable to retain adequate liability insurance in the future. Although we have entered into product liability indemnity agreements with many of our vendors, we cannot assure you that we will be able to collect payments sufficient to offset product liability losses or in the case of our private label products, collect anything at all. In addition, we are subject to regulation by the Consumer Product Safety Commission and similar state regulatory agencies. If we fail to comply with government and industry safety standards, we may be subject to claims, lawsuits, fines and adverse publicity that could have a material adverse effect on our business, results of operations and financial condition.

We may incur costs from litigation or increased regulation relating to the firearms (including hand guns) sold by Galyan’s.

      Sales of firearms (including hand guns) represented approximately 2.9% of Galyan’s sales in fiscal 2003. We may incur losses due to lawsuits relating to Galyan’s performance of background checks on firearms purchases as mandated by state and federal law or the improper use of firearms sold by Galyan’s, including lawsuits by municipalities or other organizations attempting to recover costs from firearms manufacturers and retailers relating to the misuse of firearms. In the last five years, Galyan’s was subject to one claim from a private party, which was settled, relating to Galyan’s alleged failure to properly perform a background check. In addition, in the future there may be increased federal, state or local regulation, including taxation, of the sale of firearms in both Galyan’s current markets as well as future markets in which we may operate. Certain local jurisdictions, including two where Galyan’s currently operates stores, prohibit the sale of firearms within certain distances from schools. In the future, there may be more local jurisdictions adopting such prohibitions, or others that restrict our sale of firearms. Commencement of these lawsuits against us or Galyan’s or the establishment of new regulations could reduce Galyan’s sales and decrease our profitability.

If our suppliers, distributors or manufacturers do not provide us with sufficient quantities of products, our sales and profitability will suffer.

      We purchase merchandise from nearly 1,000 vendors. In fiscal 2003, purchases from Nike represented approximately 12% of our merchandise purchases. Although in fiscal 2003, purchases from no other vendor represented more than 10% of our total purchases, our dependence on our principal suppliers involves risk. If there is a disruption in supply from a principal supplier or distributor, we may be unable to obtain the merchandise that we desire to sell and that consumers desire to purchase. Moreover, many of our suppliers provide us with incentives, such as return privileges, volume purchasing allowances and cooperative advertising. A decline or discontinuation of these incentives could reduce our profits.

      We believe that a significant portion of the products that we purchase, including those purchased from domestic suppliers, is manufactured abroad in countries such as China, Taiwan and South Korea. In addition, we believe most, if not all, of our private label merchandise is manufactured abroad. Foreign imports subject us to the risks of changes in import duties, quotas, loss of “most favored nation” or MFN status with the United States for a particular foreign country, work stoppages, delays in shipment, freight cost increases and economic uncertainties (including the United States imposing antidumping or countervailing duty orders, safeguards, remedies or compensation and retaliation due to illegal foreign trade practices). If any of these or other factors were to cause a disruption of trade from the countries in which the suppliers of our vendors are located, our inventory levels may be reduced or the cost of our products may increase. In addition, to the extent that any foreign manufacturers from whom we purchase products directly or indirectly utilize labor and other practices that vary from those commonly accepted in the United States, we could be hurt by any resulting negative publicity or, in come cases, face potential liability. To date, we have not experienced any difficulties of this nature.

      Historically, instability in the political and economic environments of the countries in which we or our vendors obtain our products has not had a material adverse effect on our operations. However, we cannot predict the effect that future changes in economic or political conditions in such foreign countries may have on our operations. In the event of disruptions or delays in supply due to economic or political conditions in foreign countries, such disruptions or delays could adversely affect our results of operations unless and until alternative supply arrangements could be made. In addition, merchandise purchased from alternative sources may be of lesser quality or more expensive than the merchandise we currently purchase abroad.

      Countries from which our vendors obtain these new products may, from time to time, impose new or adjust prevailing quotas or other restrictions on exported products, and the United States may impose new duties, quotas and other restrictions on imported products. The United States Congress periodically considers other restrictions on the importation of products obtained by us and our vendors. The cost of such products may increase for us if applicable duties are raised, or import quotas with respect to such products are imposed or made more restrictive.

The implementation of our new information system software could disrupt our operations and negatively impact our financial results and materially adversely affect our business operations.

      We intend to implement a new information system including a suite of applications that includes JDA Merchandising and Arthur Planning and Allocation. The phased implementation began during the third fiscal quarter of 2003 and is scheduled to continue throughout fiscal 2004. This new system, if not functioning properly, could disrupt our ability to track, record and analyze the merchandise that we sell and cause disruptions of operations, including, among others, an inability to process shipments of goods, process financial information or credit card transactions, deliver products or engage in similar normal business activities, particularly if there are any unforeseen interruptions after implementation. Although we believe that we have taken and will continue to take prudent measures in planning, testing and transitioning to the new system we plan to use, any material disruption, malfunctions or other similar problems in or with the new system could negatively impact our financial results and materially adversely affect our business operations.

We currently rely on a single large distribution center along with a smaller return facility, and if there is a natural disaster or other serious disruption at these facilities, we may lose merchandise and be unable to effectively deliver it to our stores.

      We rely on a 388,000 square foot distribution center in Smithton, Pennsylvania. The Company plans to add approximately 200,000 square feet to the existing facility during 2004 for completion in the spring of 2005. We also operate a 75,000 square foot return center in Conklin, New York. Any natural disaster or other serious disruption to these facilities due to fire, tornado or any other cause would damage a significant portion of our inventory, could impair our ability to adequately stock our stores and process returns of products to vendors and could negatively affect our sales and profitability. Our growth could cause us to seek alternative facilities. Such expansion of the current facility or alternatives could affect us in ways we cannot predict.

Our business is seasonal and our annual results are highly dependent on the success of our fourth quarter sales.

      Our business is highly seasonal in nature. Our highest sales and operating income historically occur during the fourth fiscal quarter, which is due, in part, to the holiday selling season and, in part, to our strong sales of cold weather sporting goods and apparel. The fourth quarter generated approximately 32% of our net sales and approximately 49% of our net income for fiscal 2003. Any decrease in our fourth quarter sales, whether because of a slow holiday selling season, unseasonable weather conditions, or otherwise, could have a material adverse effect on our business, financial condition and operating results for the entire fiscal year.

Our business is dependent on the general economic conditions in our markets.

      In general, our sales depend on discretionary spending by our customers. A deterioration of current economic conditions or an economic downturn in any of our major markets or in general could result in declines in sales and impair our growth. General economic conditions and other factors that affect discretionary spending in the regions in which we operate are beyond our control and are affected by:

•	interest rates and inflation;

•	the impact of an economic recession;

•	the impact of natural disasters;

•	consumer credit availability;

•	consumer debt levels;

•	consumer confidence in the economy;

•	tax rates and tax policy;

•	unemployment trends; and

•	other matters that influence consumer confidence and spending.

      Increasing volatility in financial markets may cause some of the above factors to change with an even greater degree of frequency and magnitude.

Because our stores are concentrated in the eastern half of the United States, we are subject to regional risks.

      Most of our stores are located in the eastern half of the United States. Because of this, we are subject to regional risks, such as the regional economy, weather conditions, increasing costs of electricity, oil and natural gas, natural disasters, as well as government regulations specific to the states in which we operate. If the region were to suffer an economic downturn or other adverse regional event, our net sales and profitability could suffer.

      Our results of operations may be harmed by unseasonably warm winter weather conditions. Many of our stores are located in geographic areas that experience seasonably cold weather. We sell a significant amount of winter merchandise. Abnormally warm weather conditions could reduce our sales of these items and hurt our profitability. Additionally, abnormally wet or cold weather in the spring or summer months could reduce our sales of golf or other merchandise and hurt our profitability.

The terms of our senior secured revolving credit facility impose operating and financial restrictions on us, which may impair our ability to respond to changing business and economic conditions. This impairment could have a significant adverse impact on our business.

      On July 28, 2004, we executed the Credit Agreement among Dick’s, certain lenders and General Electric Capital Corporation as agent, which became effective on July 29, 2004 and provides for a Credit Facility in an aggregate outstanding principal amount of up to $350 million, including up to $75 million in the form of letters of credit. This current senior secured revolving credit facility contains provisions which restrict our ability to, among other things, incur additional indebtedness, issue additional shares of capital stock in certain circumstances, make particular types of investments, incur liens, pay dividends, redeem capital stock, consummate mergers and consolidations, enter into transactions with affiliates or make substantial asset sales. In addition, our obligations under the senior secured revolving credit facility are secured by interests in substantially all of our personal property excluding store and distribution center equipment and fixtures. In the event of our insolvency, liquidation, dissolution or reorganization, the lenders under our senior secured revolving credit facility would be entitled to payment in full from our assets before distributions, if any, were made to our stockholders.

      If we are unable to generate sufficient cash flows from operations in the future, we may have to refinance all or a portion of our debt and/or obtain additional financing. We cannot assure you that refinancing or additional financing on favorable terms could be obtained or that we will be able to operate at a profit.

We may pursue strategic acquisitions, which could have an adverse impact on our business.

      We may from time to time acquire complementary companies or businesses. Acquisitions may result in difficulties in assimilating acquired companies, and may result in the diversion of our capital and our management’s attention from other business issues and opportunities. We may not be able to successfully integrate operations that we acquire, including their personnel, financial systems, distribution, operations and general store operating procedures. If we fail to successfully integrate acquisitions, our business could suffer. In addition, the integration of any acquired business, and their financial results, into ours may adversely affect our operating results.

      On July 29, 2004, we acquired all of the issued and outstanding shares of common stock of Galyan’s and Galyan’s became a wholly owned subsidiary of Dick’s. Galyan’s operates 47 stores in 21 states and offers outdoor and athletic equipment, apparel, footwear and accessories, as well as casual apparel and footwear. We will operate the Galyan’s stores as sporting goods retail stores, although we also intend to convert them as soon as reasonably practicable to Dick’s stores and anticipate closing one or more of the Galyan’s stores or Dick’s stores. There are various risks and uncertainties attributable to the subsequent conversion of the Galyan’s business and uncertainties that are attributable to Galyan’s, many of which can not be predicted, which could have a material affect on our business or operations.

Our ability to expand our business will be dependent upon the availability of adequate capital.

      The rate of our expansion will also depend on the availability of adequate capital, which in turn will depend in large part on cash flow generated by our business and the availability of equity and debt capital. We cannot assure you that we will be able to obtain equity or debt capital on acceptable terms or at all. Our current senior secured revolving credit facility contains provisions which restrict our ability to incur additional indebtedness, to raise capital through the issuance of equity or make substantial asset sales which might otherwise be used to finance our expansion. Our obligations under the senior secured revolving credit facility are secured by interests in substantially all of our personal property excluding store and distribution center equipment and fixtures, which may further limit our access to certain capital markets or lending sources. Moreover, the actual availability under our credit facility is limited to the lesser of 70% of our eligible inventory or 85% of our inventory’s liquidation value, in each case net of specified reserves and less any letters of credit outstanding, and opportunities for increased cash flows from reduced inventories would be partially offset by reduced availability through our senior secured revolving credit facility. As a result, we cannot assure you that we will be able to finance our current plans for the opening of new retail stores.

The loss of our key executives, especially Edward W. Stack, our Chairman of the Board and Chief Executive Officer, could have a material adverse effect on our business due to the loss of their experience and industry relationships.

      Our success depends on the continued services of our senior management, particularly Edward W. Stack, our Chairman of the Board and Chief Executive Officer. If we were to lose any key senior executive, our business could be materially adversely affected.

Our business depends on our ability to meet our labor needs.

      Our success depends on hiring and retaining quality managers and sales associates in our stores. We plan to expand our employee base to manage our anticipated growth. Competition for personnel, particularly for employees with retail expertise, is intense. Additionally, our ability to maintain consistency in the quality of customer service in our stores is critical to our success. Also, many of our store-level employees are in entry-level or part-time positions that historically have high rates of turnover. We are also dependent on the employees who staff our distribution and return centers, many of whom are skilled. We may be unable to meet our labor needs and control our costs due to external factors such as unemployment levels, minimum wage legislation and wage inflation. Although none of our employees are currently covered under collective bargaining agreements, we cannot guarantee that our employees will not elect to be represented by labor unions in the future. If we are unable to hire and retain sales associates capable of providing a high level of customer service, our business could be materially adversely affected.

Terrorist attacks or acts of war may seriously harm our business.

      Among the chief uncertainties facing our nation and world, and as a result our business, is the instability and conflict in the Middle East. Obviously, no one can predict with certainty what the overall economic impact will be as a result of this. Clearly, events or series of events in the Middle East or elsewhere could have a very serious adverse impact.

      Terrorist attacks may cause damage or disruption to our company, our employees, our facilities and our customers, which could significantly impact our net sales, costs and expenses, and financial condition. The potential for future terrorist attacks, the national and international responses to terrorist attacks, and other acts of war or hostility may cause greater uncertainty and cause our business to suffer in ways that we currently cannot predict. Our geographic focus in the eastern United States may make us more vulnerable to such uncertainties than other comparable retailers who may not have a similar geographic focus.

Risks Related to The Notes

We may experience significant fluctuations in our stock price, which may significantly affect the trading price of the notes.

      Fluctuations in the trading price of our common stock will affect the trading price of the notes. The stock market in general, and the market for shares of retail companies in particular, have from time to time experienced extreme price fluctuations. Often, these changes may have been unrelated to the operating performance of the affected companies. In addition, factors such as competition, our new store openings, general regional and national economic conditions, consumer trends and preferences, changes in other tenants in shopping centers we are in, new product introductions and changes in our product mix, timing and effectiveness of promotional events and lack of new product introductions to spur growth in the sale of various kinds of sports equipment and weather may have a significant effect on the market price of our common stock. Factors that could cause fluctuation in the stock price may include, among other things:

•	actual or anticipated variations in quarterly operating results;

•	changes in financial estimates by securities analysts;

•	our inability to meet or exceed securities analysts’ estimates or expectations;

•	conditions or trends in our industry;

•	changes in the market valuations of other retail companies;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, divestitures, joint ventures or other strategic initiatives;

•	capital commitments;

•	additions or departures of key personnel; and

•	sales of common stock.

      Many of these factors are beyond our control. These factors may cause the market price of our common stock to decline, regardless of our operating performance. In addition, the notes have a number of features, including conditions to conversion, which, if not met, could result in a holder receiving less than the value of the common stock into which a note is otherwise convertible. These features could adversely affect the value and the trading prices of the notes.

The notes are effectively subordinated to our secured debt to the extent of the assets securing such indebtedness.

      The notes are senior unsecured obligations of ours and will rank equally in right of payment to all of our existing unsecured obligations and senior in right of payment to any future subordinated indebtedness of ours. Amounts borrowed under our existing senior secured revolving credit facility are secured by all or substantially all of our personal property (excluding store and distribution center equipment and fixtures) and our cash. We may also in the future obtain other sources of debt financing which may be secured by certain or all of our assets. Accordingly, while the notes will rank equally in right of payment with amounts borrowed under the senior secured revolving credit facility, the notes will be effectively subordinated to the amounts outstanding under the senior secured revolving credit facility (or other future obligations that are secured) to the extent of the value of the assets that secure the amounts borrowed, which effectively means the notes are subordinated to our senior secured revolving credit facility and any secured obligations incurred by us in the future. The current senior secured revolving credit facility provides for borrowings in an aggregate outstanding amount of up to $350 million, including up to $75 million in the form of letters of credit. In the event of a default under the senior secured revolving credit facility or other future loan obligation (as a result of failing to make a payment, comply with any covenant, committing a cross-default or otherwise), the lenders under the senior secured revolving credit facility (or future lenders) could have a secured right to foreclose on their collateral, and, if exercised, our financial condition and the value of the notes could be materially adversely affected.

      In addition, the notes are not guaranteed by our subsidiary or by Galyan’s and its subsidiaries and will not be guaranteed by any of our future subsidiaries. Accordingly, the notes will be structurally subordinated to all debt of our subsidiaries, and creditors, including trade creditors of our subsidiaries, will have access to the assets of our subsidiaries before holders of the notes. Also, our senior secured revolving credit facility is guaranteed by our existing and future subsidiaries.

      The senior secured revolving credit facility contains covenants that, among other things, limit our ability to incur additional indebtedness (other than the notes and in other limited circumstances), dispose of certain assets, incur liens, make capital expenditures, make certain investments or acquisitions and otherwise restrict corporate activities. The senior secured revolving credit facility may obligate us to comply with certain financial ratios and tests, under which we are required to achieve certain financial and operating results. Our ability to comply with these provisions may be affected by events beyond our control. A breach of any of these covenants would result in a default under the senior secured revolving credit facility. In the event of any such default, depending on the actions taken by the lenders under the senior secured revolving credit facility, we could be prohibited from making payments on the notes. In addition, the lenders could elect to declare that all amounts borrowed under the senior secured revolving credit facility, together with accrued interest, become due and payable. Any future refinancing of the senior secured revolving credit facility is likely to contain similar restrictive covenants. See “Description of Our Other Indebtedness.” Also, our senior secured revolving credit facility prohibits us from redeeming the notes at our option so long as a default or an event of default exists under that facility.

If a market for the notes is not maintained, the trading price of the notes could decline significantly.

      Since the issuance of the notes, the initial purchasers have made a market in the notes. However, the initial purchasers are not obligated to make a market and may discontinue this market-making activity at any time without notice. As a result, we cannot provide any assurances that an active trading market will be maintained for the notes or that you will be able to sell your notes. In addition, the market-making activities of the initial purchasers will be subject to the limitations imposed by the Securities Act and the Securities Exchange Act, and may be limited during the effectiveness of a registration statement relating to the notes. We do not intend to apply for listing or quotation of the notes. See “Description of Notes.”

      The notes may trade at a discount from their initial offering price. Future trading prices of the notes will depend on many factors, including prevailing interests rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects. Historically, the market for convertible debt has been subject to disruptions that have caused substantial fluctuations in the prices of the securities. Accordingly, you may be required to bear the financial risk of an investment in the notes for an indefinite period of time.

The notes are not protected by restrictive covenants.

      The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness, the granting of security to other creditors, the movement of assets to subsidiaries which incur debt or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of notes in the event of a change in control involving us, except to the extent described under “Description of Notes.”

We may not have the ability to purchase notes at the option of the holders or upon a change in control or to raise the funds necessary to finance the purchases.

      On February 18, 2009, February 18, 2014 and February 18, 2019, holders of the notes may require us to purchase their notes. However, it is possible that we would not have sufficient funds at that time to make the required purchase of notes or would otherwise be prohibited under our senior secured revolving credit facility or other future debt instruments from making such payments in cash. We may only pay the purchase price in cash and not in shares of our common stock.

      In addition, upon the occurrence of certain specific kinds of change in control events, holders may require us to purchase for cash all or any portion of their notes. However, it is possible that, upon a change in control, we may not have sufficient funds at that time to make the required purchase of notes, and we may be unable to raise the funds necessary. In addition, the issuance of our shares upon a conversion of notes could result in a default under our senior secured revolving credit facility to the extent that the issuance creates a change of control event under our credit facility. Such a default under the senior secured credit facility could in turn create a cross default under the notes.

      The terms of our senior secured revolving credit facility and of any future indebtedness we incur may also restrict our ability to fund the purchase of notes upon a change in control or if we are otherwise required to purchase notes at the option of the holder. If such restrictions exist, we would have to seek the consent of the lenders or repay those borrowings. If we were unable to obtain the necessary consent or unable to repay those borrowings, we would be unable to purchase the notes and, as a result, would be in default under the notes.

You should consider the United States federal income tax consequences of owning the notes.

      We believe, based on the advice of our tax advisors, that the notes will be treated as indebtedness for U.S. federal income tax purposes and will be subject to U.S. Treasury regulations governing debt instruments with original issue discount (which we refer to as the “Original Issue Discount Regulations”). Under the Original Issue Discount Regulations, whether or not you receive interest in any period, you will be required to include amounts in income and to accrue interest on a constant yield to maturity basis at a rate equal to the discount rate that, when used in computing the present value of all scheduled principal and interest payments, equals the issue price of the notes. We have determined this rate to be 2.559%, compounded semi-annually. It is likely that you will recognize taxable income in each year after 2008 under the Original Issue Discount Regulations significantly in excess of cash received while the notes are outstanding. To understand how this may affect you, you should seek advice from your own tax advisor prior to purchasing these notes. Please read “Material United States Federal Income Tax Considerations” in this prospectus.

Risks Related to Our Common Stock

We are controlled by our Chief Executive Officer and his relatives, whose interests may differ from other stockholders.

      We have two classes of common stock. The common stock has one vote per share and the Class B common stock has 10 votes per share. As of July 31, 2004, Mr. Edward W. Stack, our Chairman and Chief Executive Officer, and his relatives controlled approximately 80.6% of the combined voting power of our common stock and Class B common stock and would control the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets. Mr. Stack and his relatives may also acquire additional shares of common stock upon the exercise of stock options. They will also have the power to prevent or cause a change in control. The interests of Mr. Stack and his relatives may differ from the interests of the other stockholders and they may take actions with which you disagree.

Our quarterly operating results may fluctuate substantially, which may adversely affect our business and the market price of our common stock.

      Our net sales and results of operations have fluctuated in the past and may vary from quarter to quarter in the future. These fluctuations may adversely affect our business, financial condition and the market price of our common stock. A number of factors, many of which are outside our control, may cause variations in our quarterly net sales and operating results, including:

•	changes in demand for the products that we offer in our stores;

•	lockouts or strikes involving professional sports teams;

•	retirement of sports superstars used in marketing various products;

•	costs related to the closures of existing stores;

•	litigation;

•	pricing and other actions taken by our competitors;

•	adverse weather conditions in our markets; and

•	general economic conditions.

Our comparable store sales will fluctuate and may not be a meaningful indicator of future performance.

      Changes in our comparable store sales results could affect the price of our common stock. A number of factors have historically affected, and will continue to affect, our comparable store sales results, including:

•	competition;

•	our new store openings;

•	general regional and national economic conditions;

•	actions taken by our competitors;

•	consumer trends and preferences;

•	changes in the other tenants in the shopping centers in which we are located;

•	new product introductions and changes in our product mix;

•	timing and effectiveness of promotional events;

•	lack of new product introductions to spur growth in the sale of various kinds of sports equipment; and

•	weather.

      We cannot assure you that comparable store sales will continue to increase at the rates achieved in our last fiscal year. Moreover, our comparable store sales may decline. Our comparable store sales may vary from quarter to quarter, and an unanticipated decline in revenues or comparable store sales may cause the price of our common stock to fluctuate significantly.

      The market price of our common stock is likely to be highly volatile as the stock market in general has been highly volatile. Factors that could cause fluctuation in the stock price may include, among other things:

•	actual or anticipated variations in quarterly operating results;

•	changes in financial estimates by securities analysts;

•	our inability to meet or exceed securities analysts’ estimates or expectations;

•	conditions or trends in our industry;

•	changes in the market valuations of other retail companies;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, divestitures, joint ventures or other strategic initiatives;

•	capital commitments;

•	additions or departures of key personnel; and

•	sales of common stock.

      Many of these factors are beyond our control. These factors may cause the market price of our common stock to decline, regardless of our operating performance.

Our anti-takeover provisions could prevent or delay a change in control of our company, even if such change of control would be beneficial to our stockholders.

      Provisions of our amended and restated certificate of incorporation and amended and restated bylaws as well as provisions of Delaware law could discourage, delay or prevent a merger, acquisition or other change in control of our company, even if such change in control would be beneficial to our stockholders. These provisions include: authorizing the issuance of Class B common stock; classifying the board of directors such that only one-third of directors are elected each year; authorizing the issuance of “blank check” preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt; prohibiting the use of cumulative voting for the election of directors; limiting the ability of stockholders to call special meetings of stockholders; if our Class B common stock is no longer outstanding, prohibiting stockholder action by partial written consent and requiring all stockholder actions to be taken at a meeting of our stockholders or by unanimous written consent; and establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

      In addition, the Delaware General Corporation Law, to which we are subject, prohibits, except under specified circumstances, us from engaging in any mergers, significant sales of stock or assets or business combinations with any stockholder or group of stockholders who own at least 15% of our common stock.

USE OF PROCEEDS

      We will not receive any proceeds from the sale of the notes or shares of common stock underlying the notes by the selling holders.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

						13 Weeks	26 Weeks
	Fiscal	Fiscal	Fiscal	Fiscal	Fiscal	Ended	Ended
	1999	2000	2001	2002	2003	May 1, 2004	July 31, 2004

Earnings
Income from continuing operations before taxes	$24,485	$26,578	$39,119	$63,773	$88,031	$18,128	$47,976
Fixed Charges	$33,807	$32,983	$30,964	$31,964	$34,992	$9,728	$20,604
Accretion of redeemable preferred stock	$(14,404)	$(5,654)	$—	$—	$—	$—	$—

	$43,888	$53,907	$70,083	$95,737	$123,023	$27,856	$68,580

Fixed Charges
Interest expense, net	$3,520	$6,963	$6,241	$2,864	$1,831	$642	$1,601
Accretion of redeemable preferred stock	$14,404	$5,654	$—	$—	$—	$—	$—
Portion of rent expense representative of interest	$15,883	$20,366	$24,723	$29,100	$33,161	$9,086	$19,003

	$33,807	$32,983	$30,964	$31,964	$34,992	$9,728	$20,604

Ratio of earnings to fixed charges	1.30	1.63	2.26	3.00	3.52	2.86	3.33

This table does not give effect to our subsequent acquisition of Galyan’s or our borrowings under our new second amended and restated senior secured revolving credit facility in connection with this acquisition. For purposes of calculating the ratios,

(1)	earnings include income from continuing operations before income taxes, fixed charges and a reduction for preference dividend to earnings; and

(2)	fixed charges are interest expense incurred, amortization of debt expense and discount or premium related to any indebtedness, the interest component of rent and preference dividend to earnings.

The ratio of earnings to fixed charges is calculated as follows:

(Earnings) + (Fixed Charges)

(Fixed Charges)

DESCRIPTION OF NOTES

      We issued the notes under an indenture, dated as of February 18, 2004, between Dick’s Sporting Goods, Inc. as issuer, and Wachovia Bank, N.A., as trustee. The terms of the notes include those provided in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. The notes are also entitled to registration rights under the registration rights agreement. As used in this description of notes, the words “our company,” “we,” “us,” “our” or “Dick’s Sporting Goods” refer only to Dick’s Sporting Goods, Inc. and does not include any subsidiary.

      We have summarized the material provisions of the notes below. The following description is not complete and you should read the indenture and the registration rights agreement for provisions that may be important to you. You can obtain a copy of the indenture or the registration rights agreement by following the directions under the caption “Where You Can Find More Information” or by requesting copies from the company at its executive offices, 300 Industry Drive, RIDC Park West, Pittsburgh, PA 15275, Attention: Investor Relations.

General

      The notes are limited to $255,085,000 aggregate principal amount at maturity. The notes will mature on February 18, 2024. The principal amount at maturity of each note is $1,000. The notes will be payable at the principal corporate trust office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained by us for such purpose, in the city of New York.

      The notes bear cash interest at the rate of 1.6061% per year on the principal amount at maturity (equivalent to a rate of 2.375% per year of the issue price) from the issue date, or from the most recent date to which interest has been paid or provided for, until February 18, 2009. During such period, cash interest will be payable semiannually in arrears on February 18 and August 18 of each year, beginning on August 18, 2004, to holders of record at the close of business on the February 1 or August 1 immediately preceding such interest payment date. Each payment of cash interest on the notes will include interest accrued through the day before the applicable interest payment date (or purchase or redemption date, as the case may be). Any payment required to be made on any day that is not a business day will be made on the next succeeding business day.

      The notes were offered by us at a substantial discount from their $1,000 principal amount at maturity. The notes were issued at an issue price of $676.25 per note. Beginning February 18, 2009, for non-tax purposes the notes will accrue original issue discount daily while they remain outstanding at a rate of 2.625% per year. The accreted principal amount of a note as of a date equals the sum of the issue price of the note and the accrued original issue discount as of that date. Original issue discount for non-tax purposes is the difference between the issue price and the principal amount at maturity of a note. The calculation of the accrual of such original issue discount will be on a semiannual bond equivalent basis, using a 360-day year composed of twelve 30-day months. The term “original issue discount,” as used in this section, means original issue discount for non-tax purposes.

      Original issue discount or cash interest, as the case may be, will cease to accrue on a note upon its maturity, conversion, purchase by us at the option of a holder or redemption. We may not reissue a note that has matured or been converted, purchased by us at your option, redeemed or otherwise cancelled, except for registration of transfer, exchange or replacement of such note.

      Notes may be presented for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the registrar. The conversion agent and the registrar shall initially be the trustee. No service charge will be made for any registration of transfer or exchange of notes. However, we may require the holder to pay any tax, assessment or other governmental charge payable as a result of such transfer or exchange.

Ranking of the Notes

      The notes are senior unsecured obligations of our company and rank equally in right of payment to all of our other senior unsecured indebtedness. The notes effectively rank junior to any existing or future secured indebtedness, as to the assets securing such indebtedness. The notes effectively rank junior to all future indebtedness, if any, and other liabilities, including trade payables, of our subsidiaries. See “Risk Factors — Risks Related to the Notes — The notes are effectively subordinated to our secured debt to the extent of the assets securing such indebtedness.”

      As of July 31, 2004, after giving effect to the offering and the use of proceeds from the offering, we had an aggregate of $332.2 million of senior indebtedness outstanding, of which $172.5 million constituted the accreted principal amount of the notes and $159.7 consisted of borrowings under our senior secured revolving credit facility, which was borrowed to finance the acquisition price and related costs of our Galyan’s acquisition. In addition, as of July 31, 2004, after giving pro forma effect to the offering and the use of proceeds from the offering, our subsidiary (which refers only to American Sports Licensing, Inc. and does not include Galyan’s or its subsidiaries) had no indebtedness outstanding (other than the guaranty of the senior secured revolving credit facility).

Conversion Rights

      A holder may convert a note in integral multiples of $1,000 principal amount at maturity, into common stock only if the conditions for conversion described below are satisfied. In addition, a holder may convert a note only until the close of business on the second business day prior to the redemption date if we call a note for redemption. A note for which a holder has delivered a purchase notice or a change in control purchase notice requiring us to purchase the note may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture. A note is only convertible into shares of our common stock and in no event are convertible into shares of our Class B common stock, see “Description of Common Stock.” As used in this Description of Notes, all references to our common stock are to our common stock, $.01 par value.

      For each $1,000 principal amount at maturity of notes surrendered for conversion, a holder will receive 17.2022 shares of our common stock, which we refer to as the conversion rate. The conversion rate may be adjusted upon the occurrence of the events described below.* A holder will not receive some or all of these shares of common stock upon conversion to the extent that we make the cash payments to the holder described in this paragraph. Upon a conversion, except if an event of default, as described under “— Events of Default and Acceleration” below (other than a default in a cash payment upon conversion of the notes) exists, a holder will receive an amount in cash equal to the lesser of (i) the accreted principal amount of the notes surrendered on the conversion date or (ii) the product of (1) the number of shares of common stock into which the note surrendered otherwise would be converted if no cash payment were made by us, times (2) the average sale price of a share of common stock as described below. We will also determine the “balance shares” which are the number of shares of common stock into which the note surrendered otherwise would be converted if no cash payment were made by us reduced, but not below zero, by an amount equal to the accreted principal amount on the conversion date, divided by the average sale price of a share of common stock. If the number of balance shares is zero, a holder will not be entitled to any further payment of cash or shares upon conversion. If the number of balance shares is greater than zero, we will have the option to deliver cash or a combination of cash and shares of our common stock for the balance shares by electing for each full balance share for which we have chosen to deliver cash to pay cash in an amount equal to the average sale price of a share of our common stock. A holder of a note otherwise entitled to a fractional share will receive cash equal to the applicable portion of the closing price of our common stock on the trading day immediately preceding the conversion date.

      The ability to surrender notes for conversion will expire at the close of business on February 18, 2024.

      To convert a note, a holder must:

•	complete and manually sign a conversion notice, a form of which is on the back of the note, and deliver the conversion notice to the conversion agent;

*	The conversion rate set forth of 17.2022 gives effect to the adjustment which occurred to the initial conversion rate of 8.6011 upon completion of our 2-for-1 stock split in the form of a stock dividend on April 5, 2004.

•	surrender the note to the conversion agent;

•	if required by the conversion agent, furnish appropriate endorsements and transfer documents; and

•	if required, pay all transfer or similar taxes.

      On conversion of a note except as described in the next paragraph, a holder will not receive any cash payment representing any accrued cash interest. Instead, accrued cash interest will be deemed paid by any shares of common stock (or cash in lieu thereof) received by the holder on conversion. Delivery to the holder of cash equal to the accreted principal amount of the note and the full number of shares of common stock into which the balance of the note is convertible (or cash in lieu thereof), if any, together with any cash payment of such holder’s fractional shares, will thus be deemed to satisfy our obligation to pay accrued and unpaid cash interest attributable to the period from the issue date through the conversion date.

      As a result, accrued cash interest is deemed paid in full rather than cancelled, extinguished or forfeited. Holders of notes surrendered for conversion during the period from the close of business on any regular record date next preceding any interest payment date to the opening of business of such interest payment date will receive the semiannual interest payable on such notes on the corresponding interest payment date notwithstanding the conversion, and such notes upon surrender must be accompanied by funds equal to the amount of such payment, unless such notes have been called for redemption, in which case no such payment will be required.

      The conversion rate will not be adjusted for accrued original issue discount or accrued cash interest. Cash equal to the accreted principal amount of a note to be converted, a certificate for the number of full shares of common stock into which this note is converted, if any, together with any cash payment for fractional shares, will be delivered through the conversion agent as soon as practicable following the conversion date. For a discussion of the tax treatment of a holder receiving cash and shares of our common stock (or any cash in lieu thereof), upon surrendering notes for conversion, see “Material United States Federal Income Tax Considerations.”

      The “average sale price” of our common stock for a share of our common stock shall be the average closing price for the fifteen consecutive trading days commencing on the fourth trading day after the conversion date. The “closing price” of our common stock on any trading day means the closing price per share (or if no closing price is reported, the average of the bid and ask prices per share or, if more than one in either case, the average of the average bid and the average ask prices per share) on such date on the principal national securities exchange on which the common stock is listed or, if our common stock is not listed on a national securities exchange, as reported by the Nasdaq system or otherwise as provided in the indenture.

      We will give notice to the applicable holders no later than the second business day following the conversion date of our election to deliver shares of our common stock and cash. We will then deliver such common stock and/or cash to holders surrendering notes for conversion no later than the second business day following the determination of the applicable average sale price. If an event of default, as described under “— Events of Default and Acceleration” below (other than a default in a cash payment upon conversion of the notes) exists, we may not pay cash upon conversion of any notes and may only deliver shares of common stock (other than cash for fractional shares).

      We will adjust the conversion rate for:

(1)	dividends or distributions on our common stock payable in our common stock or other capital stock of our company;

(2)	subdivisions, combinations or certain reclassifications of our common stock;

(3)	distributions to all holders of our common stock of certain rights to purchase shares of our common stock for a period expiring within 60 days of such distribution at less than the closing sale price of our common stock at that time;

(4)	non-cash distributions to the holders of our common stock of a portion of our assets (including shares of capital stock of, or similar equity interests in, a subsidiary) or debt securities issued by us or certain rights to purchase our securities;

(5)	distributions of cash, excluding any dividend or distribution in connection with our liquidation, dissolution or winding up; in the event of a dividend or distribution to which this clause (5) applies, the conversion rate will be adjusted by multiplying the conversion rate by a fraction,

•	The numerator of which will be the “current market price” of our common stock and

•	The denominator of which will be the “current market price” of our common stock minus the amount per share of such dividend or distribution; and

(6)	Payments by us or one of our subsidiaries in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the closing sale price per share of our common stock for each of the 10 consecutive trading days next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, in which event the conversion rate will be adjusted by multiplying the base conversion rate by a fraction,

•	the numerator of which will be the sum of (x) the fair market value, as determined by our board of directors, of the aggregate consideration payable for all shares of our common stock we purchase in such tender or exchange offer and (y) the product of the number of shares of our common stock outstanding less any such purchased shares and the average of the closing sale price per share of our common stock for each of the 10 consecutive trading days next succeeding the expiration of the tender or exchange offer; and

•	the denominator of which will be the product of the number of shares of our common stock outstanding, including any such purchased shares, and the average of the closing sale price per share of our common stock for each of the 10 consecutive trading days next succeeding the expiration of the tender or exchange offer.

      “Current market price” of our common stock on any day means the average of the closing price per share of our common stock for each of the 10 consecutive trading days ending on the earlier of the day in question and the day before the “ex-date” with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, “ex-date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.

      In the event that we elect to make a distribution to all holders of shares of our common stock pursuant to clause (3) or (4) of the paragraph above, which, in the case of clause (4), has a per share value equal to more than 15% of the closing sale price of our shares of common stock on the day preceding the declaration date for such distribution, we will be required to give notice to the holders of notes at least 20 days prior to the date for such distribution and, upon the giving of such notice, the notes may be surrendered for conversion at any time until the close of business on the business day prior to the date of distribution or until we announce that such distribution will not take place.

      In the event that we pay a dividend or make a distribution on shares of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case in a manner determined in accordance with the indenture.

      No adjustment to the conversion rate need be made if holders of the notes may participate in the transaction without conversion or in certain other cases.

      If more than one event occurs requiring that an adjustment be made to the conversion rate for a given period, certain adjustments to the conversion rate shall be determined by our board of directors to reflect the combined impact of such conversion rate adjustment events during such period. Whenever conversion rate adjustments are required under the indenture, such adjustments shall be made to the conversion rate as may be necessary and appropriate to effectuate the intent of the indenture, and to avoid unjust or inequitable results, as determined in good faith by our board of directors.

      In addition, the indenture provides that upon conversion of the notes, the holders of such notes will receive, to the extent that we elect to deliver shares of common stock upon such conversion, the rights related to such common stock pursuant to our existing and any future stockholder rights plan, whether or not such rights have separated from the common stock at the time of such conversion. However, there shall not be any adjustment to the conversion privilege or conversion rate as a result of:

•	the issuance of such rights;

•	the distribution of separate certificates representing such rights;

•	the exercise or redemption of such rights in accordance with any rights agreement; or

•	the termination or invalidation of such rights.

      Notwithstanding the foregoing, if a holder of notes exercising its right of conversion after the distribution of rights pursuant to any rights plan is not entitled to receive the rights that would otherwise be attributable (but for the date of conversion) to the shares of common stock to be received upon such conversion, if any, the conversion rate will be adjusted as though the rights were being distributed to holders of common stock on the date of conversion. If such an adjustment is made and such rights are later redeemed, invalidated or terminated, then a corresponding reversing adjustment will be made to the conversion rate on a equitable basis.

      The indenture permits us to increase the conversion rate for a period of time from time to time.

      For U.S. federal income tax purposes, adjustments to the conversion rate (or failures to make such adjustments) that have the effect of increasing the holders’ proportionate interests in our assets or earnings may in some circumstances result in a taxable deemed distribution to the holders. See “Material United States Federal Income Tax Considerations.”

      If we are a party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of our assets, the right to convert a note into common stock may be changed into a right to convert it into the kind and amount of securities, cash or other assets of our company or another person which the holder would have received if the holder had converted the holder’s note immediately prior to the transaction.

      Upon determining that the holders are or will be entitled to convert their notes into shares of common stock in accordance with these provisions, we will promptly issue a press release and use our reasonable efforts to post such information on our website or otherwise publicly disclose this information.

Conversion Based On Common Stock Price

      Holders may surrender notes for conversion into shares of our common stock in any fiscal quarter commencing at any time after May 1, 2004, if, as of the last day of the preceding fiscal quarter, the closing price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding fiscal quarter is more than 120% of the accreted conversion price per share of common stock on the last day of such preceding fiscal quarter. Once the foregoing condition is satisfied for any one quarter, then the notes will thereafter be convertible at any time at the option of the holder, through maturity. Upon a conversion, we will have the right to deliver cash or a combination of cash and common stock, as described above.

      The “accreted conversion price” per share of common stock as of any day will equal the sum of the issue price of a note plus the accrued original issue discount to that day divided by the then applicable conversion rate.

      The conversion trigger price per share of our common stock in respect of each of the first 20 fiscal quarters following issuance of the notes is $47.17. This conversion trigger price reflects the accreted conversion price per share of common stock multiplied by 120%. Thereafter, the accreted conversion price per share of common stock increases each fiscal quarter by the accreted original issue discount for the quarter. The conversion trigger price per share for the fiscal quarter beginning February 3, 2024 is $69.68. The foregoing conversion trigger prices assume that the conversion rate is 17.2022 shares of our common stock and no events have occurred that would require an adjustment to the conversion rate.

Conversion Upon Satisfaction of Trading Price Condition

      Holders may surrender notes for conversion prior to maturity during the five business-day period after satisfaction of the trading price condition. The trading price condition will be satisfied if during any five consecutive trading-day period the “trading price” per note for each day of that period was less than 98% of the product of the closing price of our common stock and the conversion rate; provided that if, on the day prior to any conversion pursuant to the trading price condition, the closing price of our common stock is greater than the accreted conversion price but less than or equal to 120% of the accreted conversion price upon any such conversion, you will receive cash equal to the accreted principal amount and cash and/or common stock with a value equal to accrued cash interest, if any, as of the conversion date. We refer to this amount as the “principal value conversion”. If you surrender your notes for conversion and it is a principal value conversion, we will give notice to the applicable holders no later than the first business day following the conversion date of our election to deliver shares of our common stock and/or cash. Any common stock delivered upon a principal value conversion will be valued at the greater of the accreted conversion price on the conversion date and the “applicable stock price” as of the conversion date. We will then deliver such common stock and/or cash to holders surrendering notes for conversion no later than the third business day following the applicable conversion date. The “applicable stock price” means, in respect of a date of determination, the average of the closing sales price per share of common stock over the five-trading day period starting the third trading day following such date of determination.

      The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $2.5 million principal amount at maturity of the notes in accordance with the procedures described below at approximately 4:00 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the bid solicitation agent, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $2.5 million principal amount at maturity of the notes from a nationally recognized securities dealer or in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then for purposes of this section, the trading price per note will be deemed to be less than 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of such notes.

      In connection with any conversion upon satisfaction of the above trading price conditions, the trustee shall have no obligation to determine the trading price of the notes, provided that we may request the Trustee to direct the bid solicitation agent to make such determination to obtain such bid quotation in accordance with the foregoing paragraph; and we shall have no obligation to make such request unless you provide us with reasonable evidence that the trading price per note would be less than 98% of the product of the closing sale price of our common stock and the number of shares of common stock issuable upon conversion of such note. At such time, we shall instruct the trustee to direct the bid solicitation agent to determine the trading price of the notes in accordance with the foregoing procedures beginning on the next trading day and on each successive trading day until the trading price per such note is greater than or equal to 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of such note.

Conversion Based on Redemption

      A holder may surrender for conversion a note called for redemption at any time prior to the close of business on the second business day immediately preceding the redemption date, even if it is not otherwise convertible at such time. A note for which a holder has delivered a purchase notice or a change in control purchase notice, as described below, requiring us to purchase such note may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

      A “business day” is any weekday that is not a day on which banking institutions in the City of New York are authorized or obligated to close. A “trading day” is any day on which the NYSE is open for trading or, if the applicable security is quoted on the Nasdaq system, a day on which trades may be made on such market or, if the applicable security is not so listed, admitted for trading or quoted, any business day. A “trading day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

Conversion Upon Occurrence of Certain Corporate Transactions

      If we are party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of our assets, a note may be surrendered for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until the date that is 15 days after the actual effective date of such transaction, and at the effective date, the right to convert a note described above will be changed into a right to convert it into the kind and amount of securities, cash or other assets of our company or another person which the holder would have received if the holder had converted the holder’s notes immediately prior to the transaction. If such transaction also constitutes a change in control of our company, the holder will be able to require us to purchase all or a portion of such holder’s notes as described under “— Change in Control Permits Purchase of Notes by Us at the Option of the Holder.”

      The notes will also be convertible upon the occurrence of certain distributions resulting in an adjustment to the conversion price as described above.

Redemption of Notes at Our Option

      No sinking fund is provided for the notes. Prior to February 18, 2009, we cannot redeem the notes at our option. Beginning on February 18, 2009, we may redeem the notes for cash, in whole or in part at any time or from time to time. We will give not less than 30 days’ or more than 60 days’ notice of redemption by mail to holders of the notes.

      If we elect to redeem notes, we will pay a redemption price equal to the sum of the issue price plus accrued original issue discount and accrued and unpaid cash interest, if any, on such notes to the applicable redemption date. The table below shows the redemption prices of a note on February 18, 2009, on each February 18 thereafter prior to maturity and at maturity on February 18, 2024. In addition, the redemption price of a note that is redeemed between the dates listed below would include an additional amount reflecting the additional accrued original issue discount that has accrued on such note since the immediately preceding date in the table below.

	(1)	(2)	(3)
	Note Issue	Accrued Original	Redemption Price
Redemption Date	Price	Issue Discount	(1) + (2)

February 18, 2009	$676.25	$0.00	$676.25
2010	676.25	17.87	694.12
2011	676.25	36.21	712.46
2012	676.25	55.03	731.28
2013	676.25	74.36	750.61
2014	676.25	94.19	770.44
2015	676.25	114.55	790.80
2016	676.25	135.44	811.69
2017	676.25	156.89	833.14
2018	676.25	178.90	855.15
2019	676.25	201.50	877.75
2020	676.25	224.69	900.94
2021	676.25	248.49	924.74
2022	676.25	272.93	949.18
2023	676.25	298.01	974.26
At stated maturity	676.25	323.75	1,000.00

      If we redeem less than all of the outstanding notes the trustee will select the notes to be redeemed in principal amounts at maturity of $1,000 or integral multiples of $1,000. In this case, the trustee may select the notes by lot, pro rata or by any other method the trustee considers fair and appropriate. If a portion of a holder’s notes is selected for partial redemption and the holder converts a portion of the notes, the converted portion will be deemed to be part of the portion of notes selected for redemption.

Purchase of Notes by Us at the Option of the Holder for Cash

      On the purchase dates of February 18, 2009, February 18, 2014, and February 18, 2019, we may, at the option of the holder, be required to purchase for cash, at the purchase price set forth below plus accrued cash interest, if any, to the purchase date, all or a portion of such holder’s outstanding notes for which a written purchase notice has been properly delivered and not withdrawn, subject to certain additional conditions. Holders may submit their written purchase notice to the paying agent at any time from the opening of business on the date that is 20 business days prior to such purchase date until the close of business on the business day immediately preceding such purchase date.

      The purchase price of a note will be:

•	$676.25 per note on February 18, 2009;

•	$770.44 per note on February 18, 2014; and

•	$877.75 per note on February 18, 2019.

      The above purchase prices reflect a price equal to the sum of the issue price and accrued original issue discount, if any, on such notes as of the applicable purchase date. We may only pay the purchase price in cash and not in shares of our common stock. See “Material United States Federal Income Tax Considerations — U.S. Holders — Sale, Exchange, Redemption or Repurchase of the Notes.”

      We will be required to give notice on a date not less than 20 business days prior to each purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things:

•	the amount of the purchase price; and

•	the procedures that holders must follow to require us to purchase their notes.

      The purchase notice given by each holder electing to require us to purchase notes shall state:

•	the certificate numbers of the holder’s notes to be delivered for purchase;

•	the portion of the principal amount at maturity of notes to be purchased, which must be $1,000 or an integral multiple of $1,000; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes.

      A holder may withdraw any purchase notice by delivering a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal shall state:

•	the principal amount at maturity being withdrawn;

•	the certificate numbers of the notes being withdrawn; and

•	the principal amount at maturity, if any, of the notes that remain subject to the purchase notice.

      In connection with any purchase offer, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule l4e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file Schedule TO or any other required schedule under the Exchange Act.

      Payment of the purchase price for a note for which a purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the note will be made promptly following the later of the purchase date or the time of delivery of the note.

      If the paying agent holds money or securities sufficient to pay the purchase price of the note on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the note will cease to be outstanding and cash interest or original issue discount on such note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the note.

      No notes may be purchased at the option of holders if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the purchase price with respect to such notes.

Change in Control Permits Purchase of Notes by Us at the Option of the Holder

      In the event of a change in control of our company, each holder will have the right, at the holder’s option, subject to the terms and conditions of the indenture, to require us to purchase for cash all or any portion of the holder’s notes. However, the principal amount at maturity submitted for purchase by a holder must be $1,000 or an integral multiple of $1,000.

      We must purchase the notes as of a date no later than 30 business days after the occurrence of such change in control at a cash price equal to the sum of the issue price plus accrued original issue discount and accrued cash interest, if any, on such note to such date of purchase.

      Within 15 days after the occurrence of a change in control or at our option, prior to such change in control but after it is publicly announced, we must mail to all holders of notes at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice regarding the change in control, which notice shall state, among other things:

•	the events causing the change in control;

•	the date (or expected date) of such change in control;

•	the last date on which the purchase right may be exercised;

•	the change in control purchase price;

•	the change in control purchase date;

•	the name and address of the paying agent and the conversion agent;

•	the conversion rate and any adjustments to the conversion rate resulting from such change in control;

•	that notes with respect to which a change in control purchase notice is given by the holder may be converted only if the change in control purchase notice has been withdrawn in accordance with the terms of the indenture; and

•	the procedures that holders must follow to exercise these rights.

      To exercise this right, the holder must deliver a written notice to the paying agent prior to the close of business on the business day prior to the change in control purchase date. The required purchase notice upon a change in control shall state:

•	the certificate numbers of the notes to be delivered by the holder;

•	the portion of the principal amount at maturity of notes to be purchased, which portion must be $1,000 or an integral multiple of $1,000; and

•	that we are to purchase such notes pursuant to the applicable provisions of the notes.

      A holder may withdraw any change in control purchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day prior to the change in control purchase date. The notice of withdrawal shall state:

•	the principal amount at maturity being withdrawn;

•	the certificate numbers of the notes being withdrawn; and

•	the principal amount at maturity, if any, of the notes that remain subject to a change in control purchase notice.

      Payment of the change in control purchase price for a note for which a change in control purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after the delivery of such change in control purchase notice. Payment of this change in control purchase price for such note will be made promptly following the later of the change in control purchase date or the time of delivery of such note.

      If the paying agent holds money sufficient to pay the change in control purchase price of the note on the business day following the change in control purchase date in accordance with the terms of the indenture, then immediately after the change in control purchase date, cash interest or original issue discount on the note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the change in control purchase price upon delivery of the note.

      Under the indenture, a “change in control” of our company will be deemed to have occurred at such time as:

•	the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our and our subsidiaries’ assets, taken as a whole, to any person or group (as such terms are used in Section 13(d) and 14(d) of the Exchange Act);

•	the adoption of a plan relating to our liquidation or dissolution;

•	occurrence of any “going private transaction” with respect to our common stock under Rule 13e-3 of the Securities Act;

•	any person or group (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) acquires in one or more transactions an amount of our common stock which is at the time great enough to result in our common stock being delisted from the principal United States national securities exchange (or the Nasdaq National Market) on which the shares are then listed;

•	any person or group (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Stack Persons, our company, its subsidiaries, their employee benefit plans, or any combination of the foregoing, becomes the beneficial owner of more than 50% of the aggregate voting power of our capital stock entitled generally to elect at least a majority of our directors; or

•	our company is consolidated with, or merged into, another person or such other person is merged into our company (other than a transaction (i) pursuant to which the holders of 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in the election of directors immediately prior to such transaction have, directly or indirectly, at least 50% or more of the total voting power of all capital stock of the continuing or surviving corporation entitled to vote generally in the election of directors of such continuing or surviving corporation immediately after such transaction or (ii) after which one or more Permitted Stack Persons, our company, its subsidiaries, their employee benefit plans, or any combination of the foregoing, will be the beneficial owners of more than 50% of the aggregate voting power of our capital stock entitled generally to elect at least a majority of our directors).

      A “Permitted Stack Person” is any member of the Stack Family, any Stack Descendent, any Stack Family Controlled Entity or any Stack Family Controlled Trust as these terms are described under “Description of Capital Stock.”

      The indenture does not permit our board of directors to waive our obligation to purchase notes at the option of holders in the event of a change in control.

      In connection with any purchase offer in the event of a change in control, we will:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file Schedule TO or any other required schedule under the Exchange Act.

      The change in control purchase feature of the notes may, in certain circumstances, make more difficult or discourage a takeover of Dick’s Sporting Goods. The change in control purchase feature, however, is not the result of our knowledge of any specific effort:

•	to accumulate shares of common stock;

•	to obtain control of us by means of a merger, tender offer, solicitation or otherwise; or

•	part of a plan by management to adopt a series of anti-takeover provisions.

      Instead, the change in control purchase feature is a standard term contained in other offerings of securities similar to the notes that have been marketed by the initial purchasers. The terms of the change in control purchase feature resulted from negotiations between the initial purchasers and us.

      We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change in control with respect to the change in control purchase feature of the notes but that would increase the amount of our or our subsidiaries’ outstanding indebtedness. In addition, the provisions of the indenture may not afford holders of the notes the right to require us to repurchase the notes in the event of a highly leveraged transaction or certain reorganization, restructuring, merger or other similar transactions (including, in certain circumstances, an acquisition of us by management or its affiliates) involving us that may adversely affect holders of the notes, if such transaction is not a transaction defined as a change in control.

      No notes may be purchased at the option of holders upon a change in control if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the change in control purchase price with respect to the notes.

Events of Default and Acceleration

      The following are events of default under the indenture:

•	default in the payment of any principal amount (including accrued original issue discount) at maturity or any redemption price, purchase price, or change in control purchase price due with respect to the notes, when the same become due and payable;

•	default in payment of any interest under the notes, which default continues for 30 days;

•	default in the delivery when due of all cash and any shares of common stock payable upon conversion with respect to the notes, which default continues for 15 days;

•	our failure to comply with any of our other agreements in the notes or the indenture upon our receipt of notice of such default from the trustee or from holders of not less than 25% in aggregate principal amount at maturity of the notes, and our failure to cure (or obtain a waiver of) such default within 60 days after we receive such notice;

•	default in the payment of principal when due or resulting in acceleration of other indebtedness of Dick’s Sporting Goods or any subsidiary for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $25,000,000 and such acceleration has not been rescinded or annulled or such indebtedness repaid within a period of 10 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount at maturity of the notes, provided that if any such default is cured, waived, rescinded or annulled, then the event of default by reason thereof would be deemed not to have occurred; and

•	certain events of bankruptcy, insolvency or reorganization affecting us.

      If an event of default occurs, either the trustee or the holders of not less than 25% in aggregate principal amount at maturity of the notes then outstanding may declare the issue price of the notes plus the original issue discount on the notes accrued through the date of such declaration, and any accrued and unpaid cash interest through the date of such declaration immediately due and payable. In the case of certain events of bankruptcy, insolvency or reorganization, the issue price of the notes plus the original issue discount accrued thereon, together with any accrued cash interest through the occurrence of such event shall automatically become and be immediately due and payable without any further act by us, any holder or the trustee. At any time after a declaration of acceleration, the holders of a majority in aggregate principal amount at maturity of the notes then outstanding may, under certain circumstances, rescind and annul such acceleration.

      If a bankruptcy proceeding is commenced in respect of us, the claim of the beneficial owner of a note may be limited, under Section 502(6)(2) of Title 11 of the United States Code, to the issue price of the note plus the original issue discount and any unpaid cash interest which has accrued as of the commencement of the proceeding.

      In the event of a payment or covenant default with respect to the notes, the trustee, subject to certain limitations and conditions, may institute judicial proceedings to enforce the payment of any amount due or the performance of such covenant or any other proper remedy. Under certain circumstances, the trustee may withhold notice to the holders of the notes of a default (except in the payment of principal or interest) if the trustee in good faith determines that withholding notice is in the best interest of such holders, and the trustee shall withhold such notice for certain defaults for a period of 30 days.

Obligations of Trustee

      The indenture provides that, subject to the duty of the trustee during default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to such trustee reasonable security or indemnity. Subject to such provisions for the indemnification of the trustee and to certain other conditions, the holders of a majority in aggregate principal amount at maturity of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on such trustee, with respect to the debt securities of that series. However, the trustee may decline to act if the holders’ direction violates any law or the indenture, would unduly prejudice the right of other holders or would involve such trustee in personal liability.

      No holder of any notes will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or trustee or for any remedy, unless:

•	the holder has previously given the trustee written notice of a continuing Event of Default with respect to the notes;

•	the holders of not less than 25% in aggregate principal amount at maturity of the notes have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee;

•	the trustee has not received an inconsistent direction from the holders of a majority in principal amount at maturity of the outstanding notes during the 60 day period set forth below; and

•	the trustee has failed to institute the requested proceeding within 60 days.

      However, a holder of any notes will have an absolute right to receive payment of the principal (including accrued original issue discount) of and any interest on the notes on the due dates and to institute suit for the enforcement of any such payment.

      Under the indenture we must furnish to the trustee annually a statement regarding our performance of certain of our obligations under the indenture and as to any default in such performance.

Consolidation, Mergers or Sales of Assets

      The indenture provides that we may not consolidate with or merge into any person or convey, transfer or lease our properties and assets substantially as an entity to another person unless:

•	the resulting, surviving or transferee person is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia, and such corporation (if other than us) assumes all our obligations under the notes and the indenture;

•	after giving effect to the transaction no event of default, and no event that, after notice or passage of time, would become an event of default, has occurred and is continuing; and

•	other conditions described in the indenture are met.

      Upon the assumption of our obligations by such corporation in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring could constitute a change in control of our company, permitting each holder to require us to purchase the notes of such holder as described above. An assumption of our obligations under the notes and the indenture by such corporation might be deemed for United States federal income tax purposes to be an exchange of the notes for new notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Modification

      The trustee and we may amend the indenture or the notes with the consent of the holders of not less than a majority in aggregate principal amount at maturity of the notes then outstanding. However, our consent and the consent of the holders of each outstanding note is required to:

•	alter the manner of calculation or rate of accrual of original issue discount or interest on any note or change the time of payment;

•	make any note payable in money or securities other than that stated in the note;

•	change the stated maturity of any note;

•	reduce the principal amount at maturity, restated principal amount, issue price, accrued original issue discount, redemption price, purchase price or change in control purchase price with respect to any note;

•	make any change that adversely affects the rights of a holder to convert any note;

•	make any change that adversely affects the right to require us to purchase a note;

•	except as otherwise permitted under “ — Consolidation, Mergers or Sales of Assets,” consent to the assignment or transfer by Dick’s Sporting Goods of any of its rights and obligations under the indenture;

•	make any change to the obligation of Dick’s Sporting Goods to repurchase all or any part of the notes in the event of a change in control in accordance with “ — Change in Control Permits Purchase of Notes by Us at the Option of the Holder,” including amending, changing or modifying any definitions with respect thereto;

•	impair the right to institute suit for the enforcement of any payment with respect to the notes or with respect to conversion of the notes; or

•	change the provisions in the indenture that relate to modifying or amending the indenture.

      Without the consent of any holder of notes, the trustee and we may amend the indenture:

•	to evidence a successor to us and the assumption by that successor of our obligations under the indenture and the notes;

•	to add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us;

•	to secure our obligations in respect of the notes;

•	to add a guarantor;

•	to evidence and provide the acceptance of the appointment of a successor trustee under the indenture;

•	to comply with the requirements of the SEC in order to effect or maintain qualification of the indenture under the Trust Indenture Act, as contemplated by the indenture or otherwise;

•	to cure any ambiguity, omission, defect or inconsistency in the indenture; or

•	to make any change that does not adversely affect the rights of the holders of the notes.

      The holders of a majority in principal amount at maturity of the outstanding notes may, on behalf of all the holders of all notes:

•	waive compliance by us with restrictive provisions of the indenture, as detailed in the indenture; or

•	waive any past default under the indenture and its consequences, except a default in the payment of any amount due, or in the obligation to deliver common stock, with respect to any note or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

Satisfaction and Discharge of the Indenture

      We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the notes have become due and payable, whether at stated maturity or any redemption date, or any purchase date, or a change in control purchase date, or upon conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture.

Calculations in Respect of Notes

      We are responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the average market prices of the notes and of our common stock and amounts of payments, if any, payable on the notes. We will make all these calculations in good faith and, absent manifest error, our calculations are final and binding on holders of notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of our calculations without independent verification.

Limitations of Claims in Bankruptcy

      If a bankruptcy proceeding is commenced in respect of Dick’s Sporting Goods, Inc., the claim of a holder of a note is, under title 11 of the United States Code, limited to the issue price of the note plus that portion of the original issue discount, together with any unpaid cash interest, that has accrued from the date of issue to the commencement of the proceeding.

Global Notes; Book Entry; Form

      We initially issued the notes in the form of one or more global securities. Except as set forth below, the global security is not transferable, in whole and not in part, except a transfer to DTC or another nominee of DTC. The beneficial interests in the global security are held directly through DTC if the holders have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called “certificated securities”) will be issued only in certain limited circumstances described below.

      DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

      DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

      Ownership of beneficial interests in the global security are and will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security are shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

      Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

      So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

      We will make payments of principal of, premium, if any, and interest (including any liquidated damages) on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

      We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest (including liquidated damages) on the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

      Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

      DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants and which will be legended, if required. Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility, or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

Governing Law

      The indenture and the notes are governed by, and construed in accordance with, the law of the State of New York.

Information Concerning the Trustee

      Wachovia Bank, N.A. is the trustee and the initial registrar, paying agent, bid solicitation agent and conversion agent under the indenture for the notes. The trustee may resign or be removed and a successor trustee may be appointed.

      The indenture and provisions of the Trust Indenture Act incorporated by reference in the indenture contain limitations on the rights of the trustee under the indenture, should it become a creditor of our company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee under the indenture is permitted to engage in other transactions with us. However, if the trustee under the indenture acquires any prohibited conflicting interest, it must eliminate the conflict or resign.

Registration Rights

      At our expense, we have filed this shelf registration statement covering resales by holders of all notes and the common stock issuable upon conversion of the notes.

      In accordance with the terms of the registration rights agreement, upon receipt of any completed securityholder’s questionnaire, together with such other information as we may reasonably request from a holder of such notes, we will, as promptly as reasonably practicable, but in any event within five business days of such receipt, file such amendments to this registration statement or supplements to the related prospectus as are necessary to permit such holder to deliver such prospectus to purchasers of registrable securities, subject to our right to suspend the use of the prospectus as discussed below. Any holder that does not complete and deliver a questionnaire or provide such other information will not be named as a selling securityholder in the prospectus and therefore will not be permitted to sell any registrable securities pursuant to this shelf registration statement.

      We are permitted to suspend the use of the prospectus that is part of the shelf registration statement under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events not to exceed 45 days in any three-month period and not to exceed an aggregate of 90 days in any twelve-month period.

      If:

•	the registration statement shall cease to be effective or fail to be usable without being succeeded within five business days by a post-effective amendment or a report filed with the SEC pursuant to the Exchange Act that cures the failure of the registration statement to be effective or usable; or

•	the prospectus has been suspended as described in the preceding paragraph longer than the period permitted by such paragraph;

each, a registration default, additional interest as liquidated damages will accrue on the notes, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Liquidated damages will be paid semi-annually in arrears, with the interest payment due on the first interest payment date, following the date on which such liquidated damages begin to accrue, and will accrue at an additional rate per year equal to:

•	0.25% of the principal amount at maturity to and including the 90th day following such registration default; and

•	0.50% of the principal amount at maturity from and after the 91st day following such registration default.

      In no event will liquidated damages accrue at a rate per year exceeding 0.50%. If a holder has converted some or all of its notes into common stock, the holder will be entitled to receive equivalent amounts based on the principal amount of the notes converted.

      Under a separate registration rights agreement we previously entered into with Edward Stack, Kim Myers and Nancy Heichemer, those persons have the right to include in the shelf registration statement additional shares of common stock. Each of these individuals have agreed to waive these rights related to this registration statement.

DESCRIPTION OF CAPITAL STOCK

      Our authorized capital stock consists of 200,000,000 shares of common stock, $.01 par value, 40,000,000 shares of Class B common stock, $.01 par value and 5,000,000 shares of preferred stock, $.01 par value.

Common Stock

      As of July 31, 2004, there were 33,876,633 shares of common stock outstanding and 14,107,644 shares of Class B common stock outstanding.

      Voting Rights. Holders of our common stock and Class B common stock have identical rights, except that holders of the common stock are entitled to one vote for each share held of record and holders of Class B common stock are entitled to 10 votes for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors. Stockholders do not have cumulative voting rights. Holders of common stock and Class B common stock (or, if any holders of shares of preferred stock are entitled to vote together with the holders of the common stock and Class B common stock, as a single class with such holders of shares of preferred stock) vote together as a single class on all matters presented to the stockholders for their vote or approval, except as may be required by Delaware law.

      Removal of Directors. If any shares of Class B common stock are outstanding, directors elected by the common stockholders may be removed with or without cause by the affirmative vote of the holders of shares of our capital stock representing the majority of the votes entitled to be cast at a meeting of the stockholders to elect directors. The right to remove directors without cause expires if there are no shares of Class B common stock outstanding.

      Action by Written Consent. If any shares of Class B common stock are outstanding, any action that can be taken at a meeting of our stockholders may be taken by written consent in lieu of the meeting if we receive consents signed by stockholders having the minimum number of votes that would be necessary to approve the action at a meeting at which all shares entitled to vote on the matter were present. This could permit the holders of our Class B common stock to take all actions required to be taken by the stockholders without providing the other stockholders the opportunity to make nominations or raise other matters at a meeting. The right to take action by less than unanimous written consent expires if there are no shares of Class B common stock outstanding.

      Conversion. Each share of Class B common stock is convertible at any time, at the option of the holder, into one share of common stock. Each share of Class B common stock shall convert automatically into one share of common stock upon any transfer of beneficial ownership to any persons other than to the following:

•	the Stack Family and the estate, guardian, conservator or committee for any member of the Stack Family;

•	any descendant of any member of the Stack Family (which we call a “Stack Descendant”) and their respective estates, guardians, conservators or committees;

•	any Stack Family Controlled Entity; and

•	any trustees, in their respective capacities as such, of any Stack Family Controlled Trust.

      A Stack Family Controlled Entity is (i) any not-for-profit corporation if at least a majority of its board of directors is composed of Stack Family members and/or Stack Descendants; (ii) any other corporation if at least 80% of the value of its outstanding equity is owned by Stack Family members and/or Stack Descendants; (iii) any partnership if at least 80% of the value of its partnership interests are owned by Stack Family members and/or Stack Descendants; and (iv) any limited liability or similar company if at least 80% of the value of the company is owned by Stack Family members and/or Stack Descendants. A Stack Family Controlled Trust is any trust the primary beneficiaries of which are members of the Stack Family, Stack Descendants, spouses of Stack Descendants and their respective estates, guardians, conservators or committees and/or charitable organizations which if the trust is a wholly charitable trust, at least 80% of the trustees of such trust consist of Stack Family members and/or Stack Descendants.

      Each share of Class B common stock also converts automatically into one share of common stock if (i) a person ceases to be any of the specified persons listed above, other than upon the pledge of such person’s shares of Class B common stock to a financial institution or (ii) on the record date for any meeting of our stockholders, the aggregate number of shares of Class B common stock beneficially owned by the Stack Family, Stack Descendants, Stack Family Controlled Entities and Stack Family Controlled Trusts is less than 4,620,000 shares of Class B common stock (appropriately adjusted for any future stock splits, dividends, reclassifications, recapitalizations, reverse stock splits or other similar transactions). If any shares of common stock require registration with or approval of any governmental authority under any federal or state law before such shares of common stock may be issued upon conversion, we must cause such shares to be registered or approved, as the case may be, and use our best efforts to list the shares to be delivered upon conversion prior to such delivery upon each national securities exchange upon which the outstanding common stock is listed at the time of such delivery. Once the shares of the Class B common stock are converted into shares of common stock, the number of shares classified as Class B common stock will be reduced and may not be reissued and the number of common stock shall be increased on a one-for-one basis.

      Restrictions on Additional Issuances and Transfer. No additional shares of Class B common stock or any securities exchangeable or exercisable into shares of Class B common stock may be issued or sold by us except (i) pursuant to stock options or awards made under the 2002 stock option plan or any other plan adopted by the board of directors to provide additional incentives to our employees and non-employee directors (no such awards or options are outstanding as of the date of this prospectus); or (ii) in connection with a stock split or stock dividend or distribution on the Class B common stock in which the common stock is similarly split or receives a similar dividend or distribution. The Class B common stock does not have any restrictions on transfer, except as imposed by the federal securities laws and upon execution of lock-up agreements and as otherwise set forth in our certificate of incorporation. The Class B common stock is not registered under the federal securities laws and we have no plans to do so in the future.

      Dividends. Except as limited by any preferences that may be applicable to any then-outstanding preferred stock, holders of our common stock and Class B common stock are entitled to receive ratably dividends or distributions, if any, as may be declared by the board of directors out of legally available funds. We may not pay dividends or make distributions to any class of common stock unless we simultaneously make the same dividend or distribution to each outstanding share of common stock regardless of class. In the case of dividends or distributions payable in common stock or Class B common stock, including stock splits or divisions, only shares of common stock will be distributed with respect to common stock and only shares of Class B common stock will be distributed with respect to Class B common stock. Holders of the common stock and Class B common stock are entitled to receive dividends at the same rate.

      Merger and Reclassification. If we enter into any consolidation, merger, combination or other transaction in which shares of each class of common stock are exchanged for or changed into other stock or securities, cash and/or any other property, then the shares of each class of common stock will be exchanged for, or changed into either (i) the same amount of stock, securities, cash and/or any other property, as the case may be, into which or for which each share of any other class of common stock is exchanged or changed, unless the shares of common stock are exchanged for, or changed into, shares of capital stock, in which case, the shares exchanged for, or changed into, may differ, but only to the extent that the common stock and the Class B common stock differ as provided in our certificate of incorporation; or (ii) if holders of each class of common stock are to receive different distributions of stock, securities, cash and/or any other property, then an amount of stock, securities, cash and/or property having a value equal to the value per share of any other class of our common stock that was exchanged or changed as determined by an independent investment banking firm of national reputation selected by the board of directors.

      None of the common stock or the Class B common stock may be subdivided or combined in any manner unless the shares of the other class are subdivided or combined in the same proportion.

      Liquidation. In case of a liquidation, dissolution or winding up of Dick’s, the holders of common stock and Class B common stock treated as a single class will be entitled to share ratably in the net assets legally available for distribution to stockholders after payment of all of our liabilities and the liquidation preferences of any preferred stock then outstanding.

      Preemptive and Redemption Rights. If we make an offering of options, rights or warrants to subscribe for shares of any other class or classes of capital stock, other than Class B common stock, to all holders of a class of our common stock, we are required to make an identical offering to all holders of the other class of common stock unless the holders of the other class of common stock, voting as a separate class, determine that such offering need not be made to such class. All such options, rights or warrants offerings must offer the respective holders of the common stock and Class B common stock the right to subscribe at the same rate per share. Holders of common stock and Class B common stock do not have preemptive or subscription rights or conversion rights except as described above. There are no redemption or sinking fund provisions applicable to common stock or Class B common stock.

      Other. The rights, preferences and privileges of holders of the common stock and Class B common stock may be affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. After the closing of this offering, there will be no shares of preferred stock outstanding.

      Our current senior secured revolving credit facility contains provisions which, among other matters, prohibits the payment of any dividends by us, the issuance of additional capital stock (other than in connection with existing agreements and stock plans), our redemption of capital stock, merger and consolidations and our making substantial sales of our assets.

Preferred Stock

      Our board of directors has the authority, without further action by the stockholders, to issue from time to time shares of preferred stock in one or more series. The board of directors may fix the number of shares, designations, preferences, powers and other special rights of the preferred stock. The board of directors cannot create a series of preferred stock which has voting rights of more than one vote per share. The preferences, powers, rights and restrictions of different series of preferred stock may differ. Shares of the preferred stock of any series that have been redeemed or repurchased by us or that, if convertible or exchangeable, have been converted or exchanged in accordance with their terms, will be retired and may be reissued. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or adversely affect the rights and powers, including voting, liquidation and dividend rights, of the holders of common stock. The issuance may also have the effect of delaying, deferring or preventing a change in control of Dick’s. We have no plans to issue any preferred stock.

Indemnification of Directors and Officers

      Our amended and restated certificate of incorporation and amended and restated bylaws provide that our former and current directors and officers and directors and officers of other entities who is or was serving at our request will be, and, at the discretion of the board of directors, non-officer employees and agents may be, indemnified by us, to the extent authorized by Delaware law, against all expenses and liabilities incurred in connection with such service for or on behalf of us, and further permits the advancing of expenses incurred in defense of claims.

Limitation of Liability

      Under the terms of our certificate of incorporation and as permitted by Delaware law, our directors are not liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except liability for: (1) a breach of duty of loyalty to us or our stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) dividend payments or stock repurchases in violation of Delaware law or (4) any transaction in which a director has derived an improper personal benefit. If the Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the Delaware law, as amended.

      We maintain directors and officers’ liability insurance to provide directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts. At present, there is no pending litigation or proceeding, and we are not aware of any threatened litigation or proceeding, involving any director, officer, employee or agent where indemnification will be required or permitted under our amended and restated bylaws.

Anti-Takeover Provisions

      As long as shares of the Class B common stock remain outstanding, it would be very difficult to acquire control of us in a merger or other type of transaction if the Class B common stockholders opposed the merger or other type of transaction. Similarly, the common stockholders will not be able to remove or replace the directors.

      Even if the Class B common stock were converted into common stock at a future date, provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws could continue to make the following more difficult:

•	the acquisition of us by means of a tender offer;

•	the acquisition of us by means of a proxy contest or otherwise; or

•	the removal of our incumbent officers and directors.

      In the event that none of the shares of Class B common stock are outstanding, these provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

      Classified Board of Directors. Under our amended and restated certificate of incorporation and our amended and restated bylaws, our board of directors is divided into three classes of directors serving staggered three-year terms, with one-third of the board of directors being elected each year.

      Removal of Directors. Under our amended and restated certificate of incorporation and our amended and restated bylaws, if none of the shares of Class B common stock are outstanding, our directors may only be removed for cause.

      Stockholder Meetings. Under our amended and restated bylaws, only the board of directors by resolution adopted by the affirmative vote of a majority of the entire board of directors, the chairman of the board of directors or the chief executive officer may call special meetings of stockholders, other than special meetings of any class of common stock called by the holders of a majority of the shares of such class of common stock with respect to any matter as to which the holders of such class are entitled to vote as a separate class.

      Requirements for Advance Notification of Stockholder Proposals and Director Nominations. Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

      No Action by Written Consent. Under our amended and restated certificate of incorporation, if none of the shares of our Class B common stock remains outstanding, stockholders may only take action at an annual or special meeting of stockholders or by the unanimous written consent of all stockholders and may not act by partial written consent.

      No Cumulative Voting. Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting in the election of directors.

      Undesignated Preferred Stock. The authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us.

DGCL Section 203

      We have expressly determined not to be governed by Section 203 of the Delaware General Corporation Law.

DESCRIPTION OF OUR OTHER INDEBTEDNESS

Current Credit Facility

      We are currently a party to a revolving line of credit, entered into as of July 28, 2004, and effective as of July 29, 2004, among our company, certain lenders and General Electric Capital Corporation (“GE”) as agent. This senior secured revolving credit facility currently provides for revolving loans in an aggregate outstanding principal amount of up to $350 million, including up to $75 million in the form of letters of credit. This current senior secured revolving credit facility permitted us to borrow under it and close the Galyan’s tender offer and the related merger. A copy of Dick’s current credit agreement and its amendments have been filed as exhibits to Dick’s SEC reports, and this summary description is qualified in its entirety by those documents.

      The availability under our senior secured revolving credit facility is limited to the lesser of 70% of our eligible inventory or 85% of our inventory’s liquidation value, in each case net of specified reserves and less any letters of credit outstanding. Outstanding borrowings as of July 31, 2004 were $159.7 million.

      Interest on outstanding indebtedness under the senior secured revolving credit facility currently accrues, at our option, at a rate based on either:

•	the prime corporate lending rate, or

•	at the LIBOR rate plus 1.25% to 1.75% based on the level of total borrowings during the prior three months.

      The senior secured revolving credit facility matures on May 30, 2008, and contains both conditions precedent that must be satisfied prior to any borrowing and affirmative and negative covenants to which we and our subsidiaries, including Galyan’s and its subsidiaries, must adhere. Apart from the Galyan’s acquisition, we have historically used our senior secured revolving credit facility to meet our seasonal working capital requirements and support our growth.

      Conditions precedent to the effectiveness of the senior secured revolving credit facility and the initial borrowing included: (i) the lenders receive all documents including opinions and agreements which they reasonably request, (ii) evidence satisfactory to the agent that Dick’s obtained all consents and approvals including from governmental agencies, (iii) evidence satisfactory to the agent of the existence of insurance policies, (iv) payment of agent and lender fees and expenses, (v) absence of litigation by governmental authorities relating to the senior secured revolving credit facility or the transactions it contemplates, (vi) acquisition in the Galyan’s tender offer of at least a majority of Galyan’s shares on a fully diluted basis at the tender offer price of $16.75 per share and the aggregate fees and closing costs for the Galyan’s acquisition do not exceed $20 million, (vii) absence of an event or circumstance that would have a material adverse effect on Dick’s and its subsidiaries, (viii) lender satisfaction with the corporate, capital tax and legal structure of Dick’s and its subsidiaries and any earnout or deferred compensation arrangements with Dick’s management, (ix) delivery of financial projections satisfactory to the agent, (x) Dick’s has used at least $155 million of existing cash-on-hand to acquire Galyan’s shares in the Galyan’s tender offer, (xi) accuracy of Dick’s representations and warranties, (xii) making of loans or issuance of letter of credit do not violate applicable laws, (xiii) absence of events which constitute or would constitute a default, and (xiv) after giving effect to any loan or letter of credit the borrowing base is not exceeded. Conditions precedent to subsequent borrowings or issuances of letters of credit include items (xi) through (xiv) of the preceding sentence.

      The senior secured revolving credit facility contains affirmative covenants, including (i) delivery of financial statements and other information, including providing further assurance and appraisals, (ii) payment of obligations, (iii) continuation of business, (iv) maintenance of existence, (v) compliance with laws, leases and material contractual obligations, (vi) maintenance of property and insurance and books and records, and (vii) use of proceeds, and (viii) actions to complete the tender offer and consummate the merger of Galyan’s.

      The senior secured revolving credit facility also contains negative covenants of Dick’s and its subsidiaries, including, without limitation, restrictions (with certain exceptions) on the ability of Dick’s (and its subsidiaries) to:

•	make particular investments;

•	redeem capital stock;

•	enter into or be a party to any lending, borrowing or other commercial transactions with subsidiaries, affiliates or our employees;

•	create or permit to exist liens on our properties in excess of certain specified amounts;

•	make changes to our business objectives or certain changes to our capital structure, including the issuance of additional capital stock in certain circumstances;

•	sell, transfer, convey, assign or dispose of our assets or properties other than inventory sold in the ordinary course of business;

•	acquire any ERISA affiliate;

•	use, store, generate, treat or dispose of any hazardous materials, except in compliance with applicable laws;

•	engage in certain sale-leaseback, synthetic lease or similar transaction;

•	cancel any claim of indebtedness we have owing to us;

•	engage in any speculative investments; or

•	cancel or terminate any material contracts.

      The senior secured revolving credit facility imposes the following additional obligations and restrictions (with certain limited exceptions), among others, on us unless a waiver or amendment is obtained:

Indebtedness

      Except as permitted in our senior secured revolving credit agreement, neither we nor any of our subsidiaries will be permitted to create, incur, assume, guarantee or permit to exist (i) any indebtedness for borrowed money or for the deferred purchase price of property or services, (ii) any obligations evidenced by notes, bonds, debentures or similar instruments, (iii) any indebtedness created or arising under any conditional sale or other title retention agreements with respect to property acquired by us or any of our subsidiaries, (iv) certain capital lease obligations, (v) certain guaranteed indebtedness, (vi) any obligations of ours or any subsidiary of ours under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate option contract, foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap, commodity purchase or option agreements or other similar agreement or contract designed to protect us or any of our subsidiaries against fluctuations in interest rates, currency values or commodity prices, as the case may be, or other hedging or derivative agreements, (vii) any indebtedness referred to above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien upon or in property (including accounts and contract rights) owned by us or any of our subsidiaries, even though they have not assumed or become liable for the payment of such indebtedness and (viii) any guarantees or other obligations to make loans or advances to another person.

      The senior secured revolving credit facility permits the following types of indebtedness: (i) indebtedness related to deferred taxes, (ii) subordinated loans from or among us and our subsidiaries made after the merger of Diamondbacks and Galyans, (iii) indebtedness under interest rate agreements that are non-speculative and do not involve commodities options or futures contracts, (iv) intercompany loans, by us to Diamondbacks for the purpose of purchasing the outstanding common stock of Galyan’s, and by us to Galyan’s for the purpose of paying off Galyan’s existing credit agreement and providing Galyan’s working capital up to a specified amount,

(v) non-cash obligations for construction in progress, (vi) trade payables, (vii) certain leasing transactions, (viii) certain existing obligations, (ix) other secured and unsecured indebtedness up to specified amounts, and (x) the senior convertible notes due 2024.

Acquisitions

      Other than the tender offer and the merger, neither we nor our subsidiaries are permitted, directly or indirectly without obtaining a consent under the senior secured revolving credit facility, to merge, consolidate or acquire non-subsidiary entities, assets or capital stock of any entity or form, acquire or hold any subsidiary (except certain currently permitted holdings) except that we (so long as no default has occurred and is continuing or would occur as a result of such merger) may merge with and into a wholly-owned subsidiary with us as the surviving corporation. On June 14, 2004, we obtained a waiver under the previous credit agreement permitting us to enter into the Merger Agreement with Galyan’s, whereby we, through our wholly-owned subsidiary, would acquire all of Galyan’s issued and outstanding stock through a cash tender offer and related merger.

Restricted Payments

      Neither Dick’s nor any subsidiary will be permitted (i) to declare or pay any cash dividend on, or make any payment on account of, the purchase, redemption, defeasance, retirement or other acquisition of, any capital stock of ours or any of our subsidiaries, or make any other distribution in respect thereof, or (ii) make payments on or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any subordinated debt or the notes, except for, regularly scheduled interest payments and other payments required to be made by the terms of the notes or upon their redemption after February 11, 2009 (subject in some instances to no default or event of default existing under the senior secured revolving credit facility after giving effect to any such payments.)

Fixed Charge Coverage Ratio

      The Company may be obligated to maintain a fixed charge coverage ratio, of not less than 1.0 to 1.0, as calculated in accordance with the terms and definitions determining such ratio contained in the senior secured revolving credit facility.

Defaults

      Our senior secured revolving credit facility also contains customary events of default, including a cross-default to certain other debt, breaches of representations and warranties, change of control events and breaches of covenants.

Security

      Our obligations under the senior secured revolving credit facility are secured under various collateral documents (including a security agreement, pledge agreement, blocked account agreements, concentration account agreement, disbursement account agreements, and a trademark security agreement) by interests in substantially all of our personal property (excluding store and distribution center equipment and fixtures), including the pledge of the stock of our wholly-owned subsidiaries, including Galyan’s and its subsidiaries. As of July 31, 2004, we were in compliance with the terms of the senior secured revolving credit facility.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes, and where noted, our common stock, as of the date of this prospectus. This summary applies only to a beneficial owner of notes who purchases notes in this offering at their “issue price” (as described below) and who holds the notes or common stock as a capital asset. This summary does not discuss any state, local or foreign tax consequences, nor does it deal with beneficial owners of notes or common stock that may be subject to special treatment for U.S. federal income tax purposes. For example, this summary does not address:

•	tax consequences to beneficial owners who are dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities or insurance companies;

•	tax consequences to beneficial owners holding the notes or common stock as part of a hedging, integrated, constructive sale or conversion transaction, or a straddle;

•	tax consequences to beneficial owners whose “functional currency” is not the U.S. dollar; or

•	U.S. federal estate, gift or alternative minimum tax consequences, if any (except to the extent specifically discussed below in “Non-U.S. Holders — U.S. Federal Estate Tax”).

      The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date of this prospectus. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax considerations different from those discussed below.

      If a beneficial owner of notes is an entity classified as a partnership for U.S. federal income tax purposes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the entity. If you are such an entity, or a partner in such an entity, you should consult your own tax advisor.

      No rulings have been sought or are expected to be sought from the Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax considerations discussed below. As a result, we cannot assure you that the IRS will agree with the tax characterizations and the tax consequences described below.

      If you are considering purchasing the notes, you should consult your own tax advisor concerning the U.S. federal income and estate tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

Classification of the Notes

      We believe, based on the advice of our tax counsel, that the notes will be treated as indebtedness for U.S. federal income tax purposes and will be subject to U.S. Treasury regulations governing original issue discount debt instruments (which we refer to as the “Original Issue Discount Regulations”). You should consult your own tax advisor concerning the tax consequences of investing in the notes (including any possible differing treatments of the notes).

      The remainder of this discussion assumes that the notes will be treated as indebtedness subject to the Original Issue Discount Regulations and does not address any possible differing treatments of the notes.

U.S. Holders

      The following discussion is a summary of the material U.S. federal income tax considerations that will apply to you if you are a U.S. holder of notes or shares of our common stock.

      For purposes of this discussion, a U.S. holder is a beneficial owner of a note or common stock that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States or any political subdivision of the United States;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons has authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Accrual of Interest

      Under the Original Issue Discount Regulations, actual cash payments on the notes will not be reported separately as taxable income, but will be taken into account under such regulations. As discussed more fully below, the effect of these Original Issue Discount Regulations will be to:

•	require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the notes; and

•	require you to accrue in each year interest income on the notes at the yield to maturity (as described below), which, for years before 2009 is likely to be somewhat in excess of interest payments actually received by you in such year and, for years after 2008, is likely to be substantially in excess of interest payments actually received by you in such year.

      You will be required to accrue an amount of interest income for U.S. federal income tax purposes for each accrual period prior to and including the maturity date of the notes that equals:

•	the product of (i) the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period and (ii) the yield to maturity (as defined below) of the notes, adjusted for the length of the accrual period;

•	divided by the number of days in the accrual period; and

•	multiplied by the number of days during the accrual period that you held the notes.

      The issue price of a note will be the first price at which a substantial amount of the notes is sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a note will be its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals (as described below), and decreased by the amount of any payments previously made with respect to the note.

      Under the Original Issue Discount Regulations, you will be required to include interest in income each year, regardless of your usual method of tax accounting, based on the yield to maturity of the notes. The yield to maturity of the notes is determined based on the discount rate that, when used to determine the present value of all scheduled principal and interest payments on the notes, is equal to the issue price of such notes. Accordingly, we have determined that the comparable yield is an annual rate of 2.559% compounded semi-annually.

Sale, Exchange, Redemption or Repurchase of the Notes

      Upon the sale, exchange, redemption or repurchase of a note, you will generally recognize gain or loss equal to the difference between your amount realized (including the amount of cash and the fair market value of property, if any, other than our common stock received) and your adjusted tax basis in the note. If, however, you receive a combination of common stock and cash or other property, your treatment will be similar to that described below under “Conversion of the Notes” as to the treatment of the receipt of the combination of cash and common stock. Any gain you recognize generally will be treated as capital gain, except to the extent that there is accrued interest on such note that has not previously been includable in your taxable income, which will be treated as ordinary interest income. Any loss you recognize will be treated as capital loss. The deductibility of capital losses is subject to limitations. Any capital gain or loss that you recognize will be long-term capital gain or loss if you held the notes for more than one year. Long-term capital gain of a non-corporate U.S. holder is eligible for a reduced rate of tax.

      Special rules apply in determining the tax basis of a note. Your adjusted tax basis in a note generally is equal to your original purchase price for the note, increased by interest income you previously accrued on the note and reduced by the amount of any interest payments previously made with respect to the note.

Conversion of the Notes

      You will recognize no gain or loss on the conversion of a note if you receive solely common stock pursuant to such conversion. In that event, your tax basis in common stock received upon conversion will equal your adjusted basis in that note at the time of conversion and your holding period for the common stock received upon such conversion will include your holding period in the note.

      If you receive solely cash or property other than our common stock on a conversion, you will recognize capital gain or loss to the extent that the amount of cash and the fair market of such other property exceeds your adjusted basis in the note and will recognize gain or loss to the extent that your adjusted basis in the note exceeds the amount of cash and the fair market of such other property. Such gain or loss will be a long-term gain or loss if you have held the note for more than one year; otherwise, such gain or loss will be a short-term gain or loss. Long-term capital gain of a non-corporate U.S. holder is eligible for a reduced rate of tax. The deductibility of capital losses is limited.

      If you receive a combination of cash and common stock upon a conversion, (and such cash is not merely received in lieu of a fractional share of common stock) you will be required to recognize gain in an amount equal to the lesser of (i) the cash payment (reduced for the portion of the payment which is attributable to accrued and unpaid interest) or (ii) the excess of the fair market value of the common stock and cash payment (less the amount attributable to accrued and unpaid interest) received in the redemption or repurchase over your adjusted tax basis in the note at the time of redemption or repurchase. You generally will not be able to recognize any loss. Your tax basis in the common stock received will be the same as your tax basis in the note, increased by the amount of gain recognized, if any, and reduced by the amount of the cash payment (less any amount attributable to accrued and unpaid interest).

      Cash received in lieu of a fractional share of common stock upon conversion will be treated as if we issued such fractional share upon conversion and repurchased it for the amount of the cash received. In general, you will recognize capital gain to the extent the amount of such cash exceeds your basis in the hypothetical fractional share (which will be a proportionate part of your adjusted basis in the note reduced by any other cash received in the conversion) or capital loss to the extent the amount of your basis in the hypothetical fractional share exceeds the cash. Such gain or loss will be long-term gain or loss if you have held the note more than one year; otherwise, such gain or loss will be short-term gain or loss. Cash or common stock that is attributable to accrued and unpaid interest will be taxable in the manner described under “U.S. Holders — Payments of Interest”. If you convert your notes between a record date for an interest payment and the next interest payment date and consequently receive a payment of interest, as described in “Description of Notes — Conversion Rights,” you should consult your own tax advisor concerning the appropriate tax treatment of such payments.

Constructive Distributions

      The conversion price of the notes will be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a taxable deemed distribution to you. Any deemed distribution to you will be subject to U.S. federal income tax in the same manner as an actual distribution received by you, as described under “— Distributions on Common Stock” below. You should carefully review the conversion rate adjustment provisions and consult your own tax advisor with respect to the tax consequences of any such adjustment (or failure to make an adjustment).

Distributions on Common Stock

      In general, distributions with respect to our common stock that is received upon the conversion of a note will constitute dividends to the extent made out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If any such distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of a U.S. holder’s tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporate U.S. holder will be eligible for the dividends received deduction if the holder meets certain holding period and other applicable requirements. Dividends received by a non-corporate U.S. holder will qualify for taxation at the reduced rates provided for under recently enacted legislation (effective for tax years through 2008) if the holder meets certain holding period and other applicable requirements.

Sale or Other Disposition of Common Stock

      A U.S. holder will recognize capital gain or loss on the sale or other disposition of common stock that is received upon the conversion of a note equal to the difference between the amount realized and the holder’s tax basis in the common stock. Capital gain of a non-corporate U.S. holder is eligible to be taxed at reduced rates where such holder’s holding period in the property exceeds one year. The deductibility of capital losses is subject to limitations. Gain or loss on the disposition of common stock other than by way of a sale or exchange may be treated as ordinary, rather than capital, gain or loss. You should consult your tax advisor to determine the treatment of gain or loss realized on any such disposition.

Backup Withholding and Information Reporting

      If you are a U.S. holder of notes or common stock, information reporting requirements will generally apply to all payments we make to you and the proceeds from a sale of a note or share of common stock made to you, unless you are an exempt recipient such as a corporation. In addition, backup withholding tax will apply to those payments if you fail to provide a taxpayer identification number, or a certification of exempt status, or if you fail to report in full interest and dividend income.

Non-U.S. Holders

      The following is a summary of the material U.S. federal tax consequences that will apply to you if you are a non-U.S. holder of notes or shares of our common stock. The term “non-U.S. holder” means a beneficial owner of a note or share of common stock that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust that is not a U.S. holder (as defined above under “— U.S. Holders”).

      Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations,” “passive foreign investment companies,” “foreign personal holding companies,” corporations that accumulate earnings to avoid U.S. federal income tax or, in certain circumstances, individuals who are U.S. expatriates. Such non-U.S. holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Payments with Respect to the Notes

      Subject to the discussion below under “— Constructive Dividends,” if you are a non-U.S. holder, any payment to you of principal or interest on the notes (including amounts taken into income as interest under the accrual rules described above under “U.S. Holders”), and any gain realized on a sale, exchange, redemption, conversion or repurchase of the notes, will be exempt from U.S. federal income and withholding tax, provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote,

•	you are not a controlled foreign corporation that is related to us through sufficient stock ownership,

•	you are not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code,

•	such payments (and amounts) are not effectively connected with a trade or business in the United States conducted by you,

•	subject to special certification rules that may apply to a non-U.S. holder that is a pass-through entity, (a) you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN (or successor form)) or (b) you hold your notes through certain foreign intermediaries and you and the intermediaries satisfy the certification requirements of applicable Treasury regulations, and

•	we are not, and have not been at any time during the shorter of the five-year period ending on the date of such sale, exchange, conversion, redemption or repurchase and the period that the non-U.S. holder held the notes, a “U.S. real property holding corporation” for U.S. federal income tax purposes.

      We believe that we currently are not, and we do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes. If we are or become a U.S. real property holding corporation, you will be subject to U.S. federal income tax on the sale, exchange, conversion, redemption or repurchase of notes only if the fair market value of your notes on the date of their acquisition is more than five percent of the fair market value of our common stock on that date.

      If you cannot satisfy the requirements described in the bullet points above, payments of interest income or, to the extent such proceeds represent amounts treated as accrued interest under the Original Issue Discount Regulations as described above under “U.S. Holders — Accrual of Interest,” proceeds from the redemption, sale, exchange, repurchase or retirement of a note will be subject to U.S. federal withholding tax at a 30% rate, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in this withholding tax under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that payments of interest income received by you on the notes are not subject to withholding tax because they are effectively connected with your conduct of a trade or business in the United States. You may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

      If you are engaged in a trade or business in the United States and interest income (including amounts treated as accrued interest under the Original Issue Discount Regulations; see “U.S. Holders — Accrual of Interest,” above) on a note is effectively connected with the conduct of that trade or business (and, where an income tax treaty applies, is attributable to a U.S. permanent establishment maintained by you), you will be subject to U.S. federal income tax (but not the 30% withholding tax if you provide a Form W-8ECI as described above) on that interest income on a net income basis at applicable individual or corporate rates in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a “branch profits tax” equal to 30% (or lower rate under an applicable income tax treaty) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, such interest will be included in your earnings and profits.

Payments on Common Stock

      Any dividends paid to a non-U.S. holder with respect to the shares of common stock will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business within the United States (and, where an income tax treaty applies, are attributable to a U.S. permanent establishment of the non-U.S. holder), are not subject to this withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates in the same manner as if you were a U.S. person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

      In order to claim the benefit of an income tax treaty or to claim an exemption from this withholding tax on effectively connected dividends, you must provide a properly executed IRS Form W-8BEN (or successor form) for treaty benefits or IRS Form W-8ECI (or successor form) for effectively connected dividends, prior to the payment of dividends. You may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Constructive Dividends

      Under certain circumstances, a non-U.S. holder may be deemed to have received a constructive dividend (see “U.S. Holders — Constructive Distributions” above). Any such constructive dividend received by you will be treated in the same manner as an actual dividend received by you, as discussed above under “— Payments on the Common Stock.” We intend to deduct U.S. federal withholding tax with respect to any such constructive dividend from interest payments on your notes. If we deduct U.S. federal withholding tax from interest payments on your notes under these circumstances, you should consult your own tax advisor as to whether you can obtain a refund for all or a portion of any tax withheld.

Sale, Exchange or Redemption of Shares of Common Stock

      Any gain that a non-U.S. holder realizes upon the sale, exchange, redemption or other taxable disposition of a share of common stock generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with the holder’s conduct of a trade or business in the United States and, where an income tax treaty applies, is attributable to a U.S. permanent establishment of the holder,

•	the holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met, or

•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition and the period that the holder held the common stock.

      An individual non-U.S. holder who realizes gain described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived at regular graduated U.S. federal income tax rates in the same manner as if the holder were a U.S. person as defined under the Code. An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived, which may be offset by U.S. source capital losses, even though the holder is not considered a resident of the United States. A non-U.S. holder that is a foreign corporation and that realizes gain described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived at regular graduated U.S. federal income tax rates in the same manner as if the holder were a U.S. person as defined under the Code and, in addition, may be subject to a “branch profits tax” at a 30% rate or a lower rate if so specified by an applicable income tax treaty.

      We believe that we currently are not, and we do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes. If we are or become a U.S. real property holding corporation, you will be subject to U.S. federal income tax on the sale, exchange, redemption or other taxable disposition of our common stock only if our common stock is regularly traded on an established securities market and you directly or indirectly hold or held (at any time during the shorter of the period of time that you held such stock and the five year period preceding the date of such taxable disposition) more than five percent of our common stock.

U.S. Federal Estate Tax

      If you are a non-U.S. holder and also are not a resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of your death, the U.S. federal estate tax will not apply to notes owned by you at the time of your death, provided that (1) at the time of your death you do not own actually or constructively 10% or more of the total combined voting power of all classes of our stock entitled to vote and (2) interest on the notes would not have been, if received at the time of your death, effectively connected with your conduct of a trade or business in the United States. However, shares of our common stock held by you at the time of your death will be included in your gross estate for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

      In general, if you are a non-U.S. holder of notes or common stock, you will not be subject to backup withholding and information reporting with respect to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a U.S. person and you have given us the certification described above under “Non-U.S. Holders — Payments With Respect to the Notes.”

      In addition, if you are a non-U.S. holder you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a note or share of common stock within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the certification described above under “Non-U.S. Holders — Payments With Respect to the Notes” and does not have actual knowledge that you are a U.S. person, as defined under the Code, or you otherwise establish an exemption. However, we may be required to report annually to the IRS and to you the amount of, and the tax withheld with respect to, any interest or dividends paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.

      Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

SELLING SECURITYHOLDERS

      The notes were originally issued by us and sold by the initial purchasers in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers or other institutional accredited investors. Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and common stock into which the notes are convertible.

      The following table sets forth information with respect to the selling securityholders and the principal amounts of notes at maturity beneficially owned by each selling securityholder that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling securityholders. The selling securityholders may offer all, some or none of the notes or common stock into which the notes are convertible, if and when converted. Because the selling securityholders may offer all or some portion of the notes or the common stock, no estimate can be given as to the amount of the notes or the common stock that will be held by the selling securityholders upon termination of any sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act. Unless otherwise indicated below, to our knowledge, no selling securityholder named in the table below beneficially owns one percent or more of our common stock, assuming conversion of a selling securityholder’s notes.

	Principal Amount of Notes
	at Maturity
			Number of Shares of Common Stock
	Beneficially
	Owned and	Percentage			Owned
	Offered	of Notes	Beneficially	Offered	After the
Selling Securityholder(1)	Hereby(1)	Outstanding	Owned(1)(2)	Hereby	Offering(3)

1976 Distribution Trust FBO A.R. Lauder/ Zinterhofer	10,000	*	172	172	—
2000 Revocable Trust FBO A.R. Lauder/ Zinterhofer	10,000	*	172	172	—
Advent Convertible Master (Cayman) L.P.	5,146,000	2.02%	88,523	88,523	—
Akela Capital Master Fund, Ltd.	5,500,000	2.16%	94,612	94,612	—
Alcon Laboratories	575,000	*	9,891	9,891	—
Alpha US Sub Fund 4 LLC	198,000	*	3,406	3,406	—
American Investors Life Insurance Company	400,000	*	6,881	6,881	—
Arapahoe County Colorado	71,000	*	1,221	1,221	—
Arlington County Employees Retirement System	1,001,000	*	17,219	17,219	—
Asante Health Systems	148,000	*	2,546	2,546	—
ATSF Transamerica Convertible Securities	8,600,000	3.37%	147,939	147,939	—
Bancroft Convertible Fund, Inc.	1,800,000	*	30,964	30,964	—
Black Diamond Convertible Offshore LDC	1,017,000	*	17,495	17,495	—
Black Diamond Offshore Ltd.	2,234,000	*	38,430	38,430	—
BNP Paribas Equity Strategies, SNC	1,548,000	*	27,043	26,629	414
BP Amoco PLC Master Trust	649,000	*	11,164	11,164	—
British Virgin Islands Social Security Board	129,000	*	2,219	2,219	—
Calamos Market Neutral Fund — Calamos Investment Trust	14,640,000	5.74%	251,840	251,840	—
CIBC World Markets	2,009,000	*	34,559	34,559	—
City and County of San Francisco Retirement System	2,205,000	*	37,931	37,931	—
City of New Orleans	303,000	*	5,212	5,212	—
City University of New York	224,000	*	3,853	3,853	—
CNH CA Master Account, L.P.	500,000	*	8,601	8,601	—
Consulting Group Capital Markets Funds	1,560,000	*	26,835	26,835	—
Context Convertible Arbitrage Fund, LP	4,900,000	1.92%	84,291	84,291	—

	Principal Amount of Notes
	at Maturity
			Number of Shares of Common Stock
	Beneficially
	Owned and	Percentage			Owned
	Offered	of Notes	Beneficially	Offered	After the
Selling Securityholder(1)	Hereby(1)	Outstanding	Owned(1)(2)	Hereby	Offering(3)

Context Convertible Arbitrage Offshore, Ltd	13,600,000	5.33%	233,950	233,950	—
Convertible Securities Fund	10,000	*	172	172	—
CooperNeff Convertible Strategies (Cayman) Master Fund, L.P.	1,508,000	*	25,941	25,941	—
CSS, LLC	2,500,000	*	43,006	43,006	—
DBAG London	2,000,000	*	34,404	34,404	—
Delaware Public Employees Retirement System	2,315,000	*	39,823	39,823	—
Deutsche Bank Securities Inc.	1,750,000	*	30,104	30,104	—
DKR SoundShore Strategic Holding Fund Ltd.	2,000,000	*	34,404	34,404	—
Dodeca Fund, L.P.	1,530,000	*	26,319	26,319	—
Double Black Diamond Offshore LDC	11,372,000	4.46%	195,623	195,623	—
Ellsworth Convertible Growth and Income Fund, Inc.	1,800,000	*	30,964	30,964	—
Grace Convertible Arbitrage Fund, Ltd.	6,700,000	2.63%	115,255	115,255	—
Grady Hospital Foundation	195,000	*	3,354	3,354	—
Guggenheim Portfolio Co. XV, LLC	750,000	*	12,902	12,902	—
HBK Master Fund L.P.	15,935,000	6.25%	274,117	274,117	—
Hfr Arbitrage Fund	297,000	*	5,109	5,109	—
HFR CA Select Fund	1,500,000	*	25,803	25,803	—
Highbridge International LLC	6,500,000	2.55%	111,814	111,814	—
Hotel Union & Hotel Industry of Hawaii Pension Plan	173,000	*	2,976	2,976	—
IDEX-Transamerica Convertible Securities Fund	4,400,000	1.72%	75,690	75,690	—
Independence Blue Cross	1,082,000	*	18,613	18,613	—
Inflective Convertible Opportunity Fund I, L.P.	70,000	*	1,204	1,204	—
Institutional Benchmarks Master Fund, Ltd.	2,250,000	*	38,705	38,705	—
Jeffries & Company, Inc.	4,000	*	69	69	—
KBC Financial Products (Cayman Islands) Ltd.	3,000,000	1.18	51,607	51,607	—
KBC Financial Products USA Inc.	3,850,000	1.51%	66,228	66,228	—
Kdc Convertible Arbitrage Fund L.P.	1,125,000	*	19,352	19,352	—
Kdc Convertible Arbitrage Market Fund C.V.	375,000	*	6,451	6,451	—
Lyxor	524,000	*	9,014	9,014	—
Lyxor/Context Fund LTD	700,000	*	12,042	12,042	—
Lyxor/Convertible Arbitrage Fund Limited	276,000	*	4,748	4,748	—
Man Convertible Bond Master Fund, Ltd.	10,267,000	4.02%	176,615	176,615	—
Maystone Continuum Master Fund, Ltd.	2,250,000	*	38,705	38,705	—
McMahan Securities Co.,	1,000,000	*	17,202	17,202	—
Merrill Lynch Insurance Group	471,000	*	8,102	8,102	—
Merrill Lynch, Pierce Fenner & Smith, Inc.	4,676,000	1.83%	80,437	80,437	—
MLQA Convertible Securities Arbitrage Ltd.	6,00,000	2.35%	103,213	103,213	—
Mohican VCA Master Fund	550,000	*	9,461	9,461	—
Morgan Stanley & Co. Incorporated	10,523,000	4.13%	1,381,724	181,019	1,200,705
Municipal Employees	383,000	*	6,588	6,588	—
National Bank of Canada	800,000	*	13,762	13,762	—
National Bank of Canada c/o Putnam Lovell NBF Securities Inc.	1,000,000	*	17,202	17,202	—

	Principal Amount of Notes
	at Maturity
			Number of Shares of Common Stock
	Beneficially
	Owned and	Percentage			Owned
	Offered	of Notes	Beneficially	Offered	After the
Selling Securityholder(1)	Hereby(1)	Outstanding	Owned(1)(2)	Hereby	Offering(3)

Nations Convertible Securities Fund	1,990,000	*	34,232	34,232	—
New Orleans Firefighters Pension/ Relief Fund	145,000	*	2,494	2,494	—
Newport Alternative Income Fund	1,853,000	*	31,876	31,876	—
Northern Income Equity Fund	500,000	*	8,601	8,601	—
Occidental Petroleum Corporation	418,000	*	7,191	7,191	—
Ohio Bureau of Workers Compensation	256,000	*	4,404	4,404	—
Piper Jaffray & Co.	3,000,000	1.18%	51,607	51,607	—
Policeman and Firemen Retirement System of the City of Detroit	786,000	*	13,521	13,521	—
Privilege Portfolio Sicav	5,000,000	1.96%	86,011	86,011	—
Pro-mutual	1,305,000	*	22,449	22,449	—
Putnam Convertible Income-Growth Trust	5,500,000	2.16%	94,612	94,612	—
Ramius Capital Group	375,000	*	6,451	6,451	—
Ramius Master Fund, Ltd.	4,125,000	1.62%	70,959	70,959	—
RCG Baldwin, LP	375,000	*	6,451	6,451	—
RCG Halifax Master Fund, Ltd.	375,000	*	6,451	6,451	—
RCG Latitude Master Fund, Ltd.	7,000,000	2.74%	120,415	120,415	—
RCG Multi Strategy Master Fund, Ltd.	1,125,000	*	19,352	19,352	—
Ritchie Convertible Arbitrage Trading	450,000	*	7,741	7,741	—
Royal Bank of Canada (Norshield)	200,000	*	3,440	3,440	—
Sagamore Hill Hub Fund, Ltd.	5,500,000	2.16%	94,612	94,612	—
San Diego County Employee Retirement Association	3,250,000	1.27%	55,907	55,907	—
Satellite Convertible Arbitrage Master Fund, LLC	20,000,000	7.84%	397,844	344,044	—
SG Americas Securities, LLC	1,000,000	*	17,202	17,202	—
Silvercreek II Limited	5,051,000	1.98%	86,888	86,888	—
Silvercreek Limited Partnership	8,196,000	3.21%	140,989	140,989	—
Singlehedge US Convertible Arbitrage Fund	352,000	*	6,055	6,055	—
Sphinx Convertible Arb Fund SPC c/o SSI Investment Mgt	196,000	*	3,372	3,372	—
SSI Blended Market Neutral L.P.	338,000	*	5,814	5,814	—
SSI Hedged Convertible Market Neutral, L.P.	381,000	*	6,554	6,554	—
St. Thomas Trading, Ltd.	15,233,000	5.97%	262,041	262,041	—
State of Maryland Retirement Agency	4,782,000	1.87%	82,261	82,261	—
Stonebridge Life Insurance	1,250,000	*	21,503	21,503	—
Sturgeon Limited	316,000	*	5,436	5,436	—
Tag Associates	55,000	*	946	946	—
The Grable Foundation	121,000	*	2,081	2,081	—
The Northwestern Mutual Life Insurance Company (General Account)	6,650,000	2.61%	114,395	114,395	—
The Northwestern Mutual Life Insurance Company (Group Annuity Separate Account)	350,000	*	6,021	6,021	—
Transamerica Life Insurance and Annuities Co.	5,250,000	2.06%	90,312	90,312	—
Transamerica Occidental Life	2,000,000	*	34,404	34,404	—
Transamerica Premier High Yield	2,000,000	*	34,404	34,404	—
Tribeca Investments LTD.	2,000,000	*	34,404	34,404
Trustmark Insurance	505,000	*	8,687	8,687	—

	Principal Amount of Notes
	at Maturity
			Number of Shares of Common Stock
	Beneficially
	Owned and	Percentage			Owned
	Offered	of Notes	Beneficially	Offered	After the
Selling Securityholder(1)	Hereby(1)	Outstanding	Owned(1)(2)	Hereby	Offering(3)

Univest Convertible Arbitrage Fund II Ltd (Norshield)	800,000	*	13,762	13,762	—
Viacom Inc. Pension Plan Master Trust	18,000	*	310	310	—
Worldwide Transactions Ltd.	377,000	*	6,485	6,485	—
Xavex Convertible Arbitrage 5 Fund	1,250,000	*	21,503	21,503	—
Zazove Convertible Arbitrage Fund, L.P.	6,500,000	2.55%	111,814	111,814	—
Zazove Hedged Convertible Fund, L.P.	4,500,000	1.76%	77,410	77,410	—
Zazove Income Fund, L.P.	2,000,000	*	34,404	34,404	—

Subtotal(4):	318,387,000	124.82%	6,678,075	5,476,956	1,201,119
Any other holders of notes or future transferees from any holder(4)(5)(6)	—	—	—	—	—

Total:	255,085,000	100.00%	5,589,142	4,388,023	1,201,119

*	Less than 1%.

(1)	Information regarding the selling securityholders may change from time to time. Any such changed information will be set forth in amendments or supplements to this prospectus if and when necessary.

(2)	Assumes for each $1,000 in principal amount at maturity of notes a maximum of 17.2022 shares of common stock could be received upon conversion.

(3)	Assumes that any other holders of notes or any future transferee from any holder does not beneficially own any common stock other than common stock into which the notes are convertible.

(4)	Based on the Selling Securityholder Questionnaires received by the Company as of September 23, 2004, selling securityholders have indicated that they hold $63,302,000 in principal amount at maturity of notes more than is outstanding. We are unable to determine the reason for this excess reporting, but assume that one or more selling securityholders transferred $63,302,000 in principal amount at maturity of notes and did not provide an update questionnaire to us. The number of shares of common stock underlying the $63,302,000 in principal amount at maturity of notes is 1,088,933.

(5)	These holders represent the remaining selling securityholders. We are unable to provide the names of these securityholders because the notes are evidenced by a global note deposited with DTC and registered in the name of Cede & Co. as DTC’s nominee. Information concerning other selling securityholders of notes will be set forth in prospectus supplements or amendments from time to time, if required.

(6)	Assumes that any other holders of notes or any future transferee from any holder does not beneficially own any common stock other than common stock into which the notes are convertible at the conversion rate of 17.2022 shares per thousand of principal amount of notes at maturity.

      None of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years. The selling securityholders purchased all of the notes from the initial purchasers in a private transaction on February 18, 2004. All of the notes were “restricted securities” under the Securities Act prior to this registration.

      Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the conversion rate, and therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of notes and the number of shares of common stock into which the notes are convertible may increase or decrease.

PLAN OF DISTRIBUTION

      The selling securityholders and their successors, including their transferees, pledgees or donees or their successors, may sell the notes and the common stock into which the notes are convertible directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and the underlying common stock. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

      The notes and the common stock into which the notes are convertible may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the notes or the common stock may be listed or owed at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options.

      In connection with the sale of the notes and the common stock into which the notes are convertible or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the notes or the common stock into which the notes are convertible to close out their short positions, or loan or pledge the notes or the common stock into which the notes are convertible to broker-dealers that in turn may sell these securities.

      The aggregate proceeds to the selling securityholders from the sale of the notes or common stock into which the notes are convertible offered by them will be the purchase price of the notes or common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

      Our outstanding common stock is listed for trading on the New York Stock Exchange. We do not intend to list the notes for trading on any national securities exchange or on the New York Stock Exchange and can give no assurance about the development of any trading market for the notes. See “Risk Factors — Risks Related to The Notes — If a market for the notes is not maintained, the trading price of the notes could decline significantly.”

      In order to comply with the securities laws of some states, if applicable, the notes and common stock into which the notes are convertible may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and common stock into which the notes are convertible may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

      The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock into which the notes are convertible may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to statutory liabilities, including, but not limited to, liability under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

      To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock. A selling securityholder may not sell any notes or common stock described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

      To the extent required, the specific notes or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

      We entered into a registration rights agreement for the benefit of holders of the notes to register their notes and common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling securityholders and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling securityholders incident to the offering and sale of the notes and the underlying common stock.

      Under the registration rights agreement, we are obligated to use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earlier of:

•	two years after the latest date of original issuance of any of the notes;

•	the date when all registrable securities shall have been registered under the Securities Act and disposed of; and

•	the date on which all registrable securities are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act.

      Our obligation to keep the registration statement to which this prospectus relates effective is subject to specified, permitted exceptions set forth in the registration rights agreement. In these cases, we may prohibit offers and sales of the notes and shares of common stock pursuant to the registration statement to which this prospectus relates.

      We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each selling securityholder. Each selling securityholder has agreed not to trade securities from the time the selling securityholder receives notice from us of this type of event until the selling securityholder receives a prospectus supplement or amendment. This time period will not exceed 45 days in any three-month period or 90 days in a twelve-month period. See “Description of Notes — Registration Rights.”

VALIDITY OF SECURITIES

      The validity of the securities offered under this prospectus will be passed upon for us by Buchanan Ingersoll PC, Pittsburgh, Pennsylvania.

EXPERTS

      The consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended January 31, 2004 have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference.

INCORPORATION OF DOCUMENTS BY REFERENCE

      This prospectus incorporates by reference some of the reports, proxy and information statements and other information that we have filed with the SEC under the Exchange Act. This means that we are disclosing important business and financial information to you by referring you to those documents. The information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities offered by this prospectus are sold.

•	Annual Report on Form 10-K for the year ended January 31, 2004, filed on April 8, 2004;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended May 1, 2004, filed on May 19, 2004 and July 31, 2004, filed on September 9, 2004;

•	Current Report on Form 8-K filed June 21, 2004;

•	Current Report on Form 8-K filed July 29, 2004; and

•	The description of our common stock contained in our Registration Statement on Form 8-A (Registration No. 001-31463 filed on September 27, 2002), as amended by Amendment No. 1 on Form 8-A to our Registration Statement on Form 8-A (filed on September 27, 2002), including any amendments or reports filed for the purpose of updating such description.

      Any statements made in a document incorporated by reference in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or in any other subsequently filed document, which is also incorporated by reference, modifies or supersedes the statement. Any statement made in this prospectus is deemed to be modified or superseded to the extent a statement in any subsequently filed document, which is incorporated by reference in this prospectus, modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      In addition, for so long as any of the notes remain outstanding and during any period in which we are not subject to Section 13 or Section 15(d) of the Exchange Act, we will make available to any prospective purchaser or beneficial owner of the securities in connection with the sale thereof that information required by Rule 144A(d)(4) under the Securities Act. The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference. In addition, certain information, including financial information, contained in this prospectus or incorporated by reference in this prospectus should be read in conjunction with documents we have filed with the SEC.

      We will provide to each person, including any beneficial holder, to whom a prospectus is delivered, at no cost, upon written or oral request, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Requests for documents should be directed to Investor Relations, Dick’s Sporting Goods, Inc., 300 Industry Drive — RIDC Park West, Pittsburgh, Pennsylvania, telephone number (724) 273-3400. Exhibits to these filings will not be sent unless those exhibits have been specifically incorporated by reference in such filings.

WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the information requirements of the Exchange Act and file reports, proxy statements and other information with the SEC. We are required to file electronic versions of these documents with the SEC. Our reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a website that contains reports, proxy and information statements and other information, including electronic versions of our filings. The website address is http://www.sec.gov.

$255,085,000

SENIOR CONVERTIBLE NOTES DUE 2024

          , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

      The following table sets forth the various expenses payable by us in connection with the sale and distribution of the securities being registered hereby. We are paying all of the selling securityholders’ expenses related to this offering, except that the selling securityholders will pay any applicable broker’s commissions and expenses. All amounts are estimated except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$32,320
Transfer Agent’s, Trustee’s and Depositary’s fees and expenses	10,000
Legal fees and expenses	25,000
Accounting fees and expenses	20,000
Printing and engraving fees and expenses	15,000

Total	$102,320

Item 15.	Indemnification of Directors and Officers.

      Delaware law permits a corporation to adopt a provision in its certificate of incorporation, and the Company has adopted a provision in its amended and restated certificate of incorporation, eliminating the personal liability of a director, but not an officer in his or her capacity as such, to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision shall not limit the liability of a director for (1) any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) liability under section 174 of the Delaware General Corporation Law for unlawful payment of dividends or stock purchases or redemptions, or (4) any transaction from which the director derived an improper personal benefit.

      Under Delaware law, a corporation may indemnify any individual made a party or threatened to be made a party to any type of proceeding, other than an action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (1) if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or (2) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any individual made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the individual is found liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by the Company’s amended and restated certificate of incorporation or bylaws, a vote of stockholders or disinterested directors, agreement or otherwise.

      Under the Delaware General Corporation Law, termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person is prohibited form being indemnified.

      The Company’s amended and restated certificate of incorporation provides for the indemnification and advancement of expenses to the fullest extent permitted by law of any individual made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company or is or was a director or officer of the Company serving as an officer, director, employee or agent of any other enterprise at the request of the Company.

Item 16.	Exhibits.

      The following exhibits are filed herewith or incorporated by reference herein:

Exhibit
Number	Exhibit Title	Method of Filing

1.1	Senior Convertible Notes due 2024 Purchase Agreement among Dick’s Sporting Goods, Inc., Merrill Lynch, Pierce, Fenner Smith Incorporated, Banc of America Securities LLC and UBS Securities LLC dated February 11, 2004	Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K, File No. 001-31463, filed on February 23, 2004

2.1	Agreement and Plan of Merger, dated as of June 21, 2004, among Dick’s Sporting Goods, Inc., Diamondbacks Acquisition Inc. and Galyan’s Trading Company, Inc.	Incorporated by reference to Exhibit 2.1 to the Registrant’s Form 8-K, File No. 001-31463, filed on June 21, 2004

4.1	Amended and Restated Credit Agreement dated as of July 26, 2000 among Dick’s Sporting Goods, Inc., the Lenders Party thereto and General Electric Capital Corporation, as amended by the First Amendment to Amended and Restated Credit Agreement dated as of May 18, 2001, the Second Amendment to Amended and Restated Credit Agreement dated as of July 2001, the Third Amendment to Amended and Restated Credit Agreement dated as of August 3, 2001, the Fourth Amendment to Amended and Restated Credit Agreement dated as of September 2001, the Fifth Amendment to Amended and Restated Credit Agreement dated as of February 2002, the Sixth Amendment to Amended and Restated Credit Agreement dated as of April 3, 2002, and the Seventh Amendment to Amended and Restated Credit Agreement dated as of July 15, 2002	Incorporated by reference to Exhibit 10.3 to the Registrant’s Statement on Form S-1, File No. 333-96587, filed on July 17, 2002

4.2	Eighth Amendment to Amended and Restated Credit Agreement dated as of September 12, 2002	Incorporated by reference to Exhibit 4.2 to the Registrant’s Form 10-K, File No. 001-31463, filed on April 29, 2003

4.3	Ninth Amendment to Amended and Restated Credit Agreement dated as of December 15, 2002	Incorporated by reference to Exhibit 4.3 to the Registrant’s Form 10-K, File No. 001-31463, filed on April 29, 2003

4.4	Tenth Amendment to the Amended and Restated Credit Agreement, dated as of August 7, 2003	Incorporated by reference Exhibit 4.1 to Registrant’s Form 10-Q, File No. 001-31463, filed on September 3, 2003

Exhibit
Number	Exhibit Title	Method of Filing

4.5	Eleventh Amendment to the Amended and Restated Credit Agreement, dated as of January 29, 2004	Incorporated by reference to Exhibit 10.4 to the Registrant’s Form 8-K, File No. 001-31463, filed on February 23, 2004

4.6	Twelfth Amendment to the Amended and Restated Credit Agreement, dated as of February 11, 2004	Incorporated by reference to Exhibit 10.5 to the Registrant’s Form 8-K, File No. 001-31463, filed on February 23, 2004

4.7	Consent and Waiver to the Amended and Restated Credit Agreement, dated as of June 14, 2004, among Dick’s Sporting Goods, Inc., the lending party thereto and General Electric Capital Corporation, as agent for the lenders	Incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K, File No. 001-31463, filed on June 21, 2004

4.8	Second Amended and Restated Credit Agreement, dated as of July 28, 2004 among Dick’s Sporting Goods, Inc. the Lenders Party thereto and General Electric Capital Corporation	Incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K, File No. 001-31463, filed July 29, 2004

4.9	Form of Stock Certificate	Incorporated by reference to Exhibit 4.1 to the Registrant’s Statement on Form S-1, File No. 333-96587, filed on July 17, 2002

4.10	Indenture dated as of February 18, 2004 between Dick’s Sporting Goods, Inc., a corporation duly organized under the laws of the State of Delaware and Wachovia Bank, National Association, as Trustee	Incorporated by reference to Exhibit 10.3 to the Registrant’s Form 8-K, File No. 001-31463, filed on February 23, 2004

4.11	Registration Rights Agreement among Dick’s Sporting Goods, Inc., Merrill Lynch, Pierce, Fenner Smith Incorporated, Banc of America Securities LLC and UBS Securities LLC dated as of February 18, 2004	Incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K, File No. 001-31463, filed on February 23, 2004

4.12	Form of Confirmation of OTC Warrant Transaction, Amended and Restated as of February 13, 2004	Incorporated by reference to Exhibit 10.7 to the Registrant’s Form 8-K, File No. 001-31463, filed on February 23, 2004

5.1	Opinion of Buchanan Ingersoll PC	Filed herewith†

12.1	Statement Re: Computation of Ratios	Filed herewith

23.1	Consent of Deloitte & Touche LLP	Filed herewith

23.2	Consent of Buchanan Ingersoll PC	Contained in Exhibit 5.1 filed herewith†

24.1	Power of Attorney	Contained on the signature page hereto†

25.1	Statement of Eligibility of Trustee	Filed herewith†

† Previously filed.

Item 17.	Undertakings.

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities as that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 3 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on September 23, 2004.

DICK’S SPORTING GOODS, INC.

By:	/s/ WILLIAM R. NEWLIN

William R. Newlin
Executive Vice President and Chief
Administrative Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Capacity	Date

* Edward W. Stack	Chairman of the Board, Chief Executive Officer and Director	September 23, 2004

* William J. Colombo	President and Director	September 23, 2004

* Michael F. Hines	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	September 23, 2004

* David Fuente	Director	September 23, 2004

* Walter Rossi	Director	September 23, 2004

* Lawrence J. Schorr	Director	September 23, 2004

* Emanuel Chirico	Director	September 23, 2004

/s/ *WILLIAM R. NEWLIN

William R. Newlin, Attorney-in-fact

Dated: September 23, 2004